Exhibit 4(a)(6)

Execution Version

US $220,000,000

LOAN AGREEMENT

Dated as of June 13, 2013

between

GRUMA, S.A.B. de C.V.,

as Borrower,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

“RABOBANK NEDERLAND,” NEW YORK BRANCH,

as

Administrative Agent

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

“RABOBANK NEDERLAND,” NEW YORK BRANCH,

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER,

each as a Bank, Joint Lead Arranger and Joint Bookrunner

and

BANK OF AMERICA N.A.,

as a Bank and Arranger

v

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of June 13, 2013, among GRUMA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks” and individually, a “Bank”), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH (“Rabobank”), as Administrative Agent for the Banks (the “Administrative Agent”).

WHEREAS, the Company desires to obtain Loans from the Banks in an aggregate principal amount of up to US$220,000,000; and

WHEREAS, the Banks are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to make such Loans to the Company;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Certain Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings:

“Administrative Agent” means Rabobank in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent appointed pursuant to Section 9.09.

“Administrative Agent’s Payment Account” means the following account:

Bank:	JPMorgan Chase, N.A.
ABA:	021000021
Account #:	400-212307
Account Name:	Rabobank International New York Branch
Reference:	DDA 80681

“Administrative Agent’s Payment Office” means the address in New York City for payments set forth on Schedule 10.02 hereto, or such other address as the Administrative Agent may from time to time specify to the other parties hereto.

“Administrative Questionnaire” means an administrative details form supplied by the Administrative Agent and completed by a Bank.

“Affected Bank” has the meaning specified in Section 3.02(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan Agreement, as from time to time amended, supplemented, restated or otherwise modified.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently determined by Rabobank as its “prime rate” and (b) the Federal Funds Rate most recently announced by the Administrative Agent plus 0.50%. The “prime rate” is a rate set by Rabobank based upon various factors, including Rabobank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Rabobank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Terrorism Laws” has the meaning specified in Section 5.19(a).

“Applicable Margin” means the margin, expressed as an interest rate per annum, to be added to the Interest Basis of the Loans, which shall be 2.5% at the Borrowing Date, and thereafter shall be as set forth below according to the Maximum Leverage Ratio as of the end of the most recent Fiscal Quarter:

Maximum Leverage Ratio	Applicable Margin
Greater than or equal to 4.5x	3.00%
Greater than or equal to 4.0x and less than 4.5x	2.75%
Greater than or equal to 3.5x and less than 4.0x	2.50%
Greater than or equal to 3.0x and less than 3.5x	2.25%
Greater than or equal to 2.5x and less than 3.0x	2.00%
Greater than or equal to 2.0x and less than 2.5x	1.75%
Less than 2.0x	1.50%

“Assignee” has the meaning specified in Section 10.08(a).

“Assignment and Acceptance” has the meaning specified in Section 10.08(a).

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel, and, without duplication, the allocated cost of internal legal services and all reasonable and documented disbursements of internal counsel.

“Availability Termination Date” means the date that is fifteen (15) Business Days after the date hereof.

“Bank” has the meaning specified in the introductory clause hereto, and includes each Substitute Bank and each Assignee which becomes a Bank pursuant to Section 10.08.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate of interest per annum determined by reference to the Alternate Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Company.

“Borrowing” means any borrowing hereunder consisting of Loans to the Company.

“Borrowing Date” means the date as specified in the Notice of Borrowing on which the Company has requested the Banks to make a Borrowing of Loans.

“Bridge Loan” means the US $300,000,000 senior unsecured bridge loan, dated December 13, 2012, as amended on December 14, 2012, by and among the Company, Goldman Sachs Bank, USA, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, and certain other financial institutions which may, from time to time, become a party thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Mexico City, Mexico are authorized or required by law or administrative rule to close; provided, however, with respect only to any determination of LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Adequacy Regulation” means any general guideline, request or directive of any central bank or other Governmental Authority, or any other law rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, without duplication, any expenditures of the Company and its Subsidiaries for fixed or capital assets related to the Company’s Core Business which, in accordance with IFRS, would be classified as capital expenditures.

“Cash Equivalent Investment” means, at any time:

(a)      any direct obligation of (or unconditionally guaranteed by) the United States of America or a state thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations) maturing not more than one year after such time;

(b)      commercial paper maturing not more than 270 days from the date of issue, which is issued by either:

(i)            any corporation rated A-l or higher by S&P or P-l or higher by Moody’s, or

(ii)           any Bank (or its holding company); or

(c)      any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than US$500,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Bank, the obligation of such Bank to make a Loan to the Company hereunder in the principal amount set forth opposite such Bank’s name on Schedule 1.01 under the heading “Commitments.”

“Company” has the meaning specified in the introductory clause hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, an amount equal to the sum, without duplication, of (a) consolidated operating income (determined in accordance with IFRS) for such Measurement Period and (b) the amount of depreciation and amortization expense deducted during such Measurement Period in determining such consolidated operating income.

“Consolidated Interest Charges” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Company and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with IFRS, and (b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital or financial leases that is treated as interest in accordance with IFRS.

“Consolidated Net Worth” means, at any time, all amounts which, in accordance with IFRS, would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Subsidiary” means, with respect to the Company, any Subsidiary or other entity the accounts of which would, under IFRS, be consolidated with those of the Company in the consolidated financial statements of the Company and, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Business” means, with respect to the Company and its Subsidiaries, the production and distribution of corn flour, the production and distribution of tortillas and other related products, the production and distribution of wheat flour and any other food related business in which the Company and its Subsidiaries are engaged in, or may engage in, from time to time, or businesses ancillary thereto or in support thereof.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, the making of a determination, or any combination thereof, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person other than in the ordinary course of business, including any sale, assignment, transfer or other disposition with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that any financing involving, or secured by, the future sale of accounts receivable (or any similar financing transaction) will not be considered to be a sale or disposition in the ordinary course of business.

“Dollars” and “US$” each means lawful money of the United States.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank so long as such Person, upon execution of an Assignment Agreement is entitled to receive additional amounts under Section 3.01(a) in amounts not in excess of the amounts the assignor would have been entitled to receive were the assignee a Foreign Financial Institution, (c) a Foreign Financial Institution, (d) an Export Credit Agency, (e) a Mexican Financial Institution or (f) any other Person (other than a natural Person) approved by the Company in its absolute discretion; provided that, notwithstanding the foregoing, “Eligible

Assignee” shall not include the Company or any of the Company’s Subsidiaries or Affiliates.

“Environmental Laws” means all federal, national, state, provincial, departmental, municipal, local and foreign laws, including common law, statutes, rules, regulations, ordinances, normas técnicas (technical standards) and codes, together with all orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder by any Governmental Authority having jurisdiction over the Company, its Subsidiaries or their respective properties, in each case relating to environmental, health and safety, natural resources or land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended, and any successor statute thereto, as interpreted by the rules, and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Executive Order” has the meaning specified in Section 5.19(a) (Anti-Terrorism Laws).

“Export Credit Agency” means an official non-Mexican Financial Institution for the promotion of exports duly registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance for purposes of Rule II.3.9.1 of the Resolución Miscelánea Fiscal for the year 2013 and Article 196-II of the Mexican Income Tax Law (or any successor provision).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Rabobank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter, dated June 13, 2013, among the Company, the Administrative Agent and the Banks, or the Affiliate of any Bank specified by such Bank.

“Fiscal Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of each year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31 of each year.

“Foreign Financial Institution” means a bank or financial institution (i) registered in Book I (Libro I), Section 1 (Sección 1) or Section 2 (Sección 2) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by the Ministry of Finance for purposes of Rule II.3.9.1 of the Resolución Miscelánea Fiscal for the year 2013 and Article 195-I of the Ley del Impuesto Sobre la Renta (or any successor provisions thereof), (ii) which is a resident (or, if such entity is lending through a branch or agency, the principal office of which is a resident) for tax purposes in a jurisdiction with which Mexico has entered into a treaty for the avoidance of double-taxation which is in effect, and (iii) which is the effective beneficiary (beneficiario efectivo) of any interest paid hereunder.

“Funding Losses” has the meaning specified in Section 3.05 (Funding Losses).

“GAAP” means generally accepted accounting principles set forth as “generally accepted” in the applicable jurisdiction, issued by and consistent with the opinions and pronouncements of the applicable accounting board or agency or similar institution in such jurisdiction or such other principles as may be approved by a significant segment of the accounting profession in such jurisdiction, consistently applied during a relevant period.

“Gimsa” means Grupo Industrial Maseca, S.A.B. de C.V.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, province or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or branch of power exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions and owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing having jurisdiction over such Person.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Policy” means the policy of the Company and its Subsidiaries with respect to Hedging Transactions, a current copy of which is attached as Exhibit F, as amended from time to time with the approval of the Board of Directors of the Company (or of a committee duly delegated by such Board of Directors comprised of two or more members thereof).

“Hedging Transaction” means (a) any and all derivative transactions, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, swaptions, forward purchase transactions, future transactions or any other similar transactions or option or any other transactions involving or settled by reference to one or more rates, currencies, commodities, equity or debt instruments or securities or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“IMSS” means the Instituto Mexicano del Seguro Social of Mexico.

“Indebtedness” of any Person means at any date, without duplication:

(a)      any obligation of such Person in respect of borrowed money and any obligation of such Person evidenced by bonds, notes, debentures or similar instruments;

(b)      any obligation of such Person in respect of a lease or hire purchase contract which would, under IFRS (or, in the case of Persons organized under laws of any state of the United States, U.S. GAAP therein), be treated as a financial or capital lease;

(c)      any indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person;

(d)      any obligations of such Person to pay the deferred purchase price of fixed assets or services if such deferral extends for a period in excess of 60 days; and

(e)      with respect to the Company, all Guaranty Obligations of the Company in respect of obligations of third parties unrelated to the Company’s existing Core Business as of the date hereof;

provided, however, that the following liabilities shall be explicitly excluded from the definition of the term “Indebtedness”:

(i)            trade accounts payable, including any obligations in respect of letters of credit that have been issued in support of trade accounts payable;

(ii)           expenses that accrue and become payable in the ordinary course of business;

(iii)          customer advance payments and customer deposits received in the ordinary course of business; and

(iv)          obligations for ad valorem taxes, value added taxes, or any other taxes or governmental charges.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“INFONAVIT” means Instituto Nacional del Fondo de la Vivienda para los Trabajadores of Mexico.

“Interest Basis” means LIBOR or, if applicable, the Alternate Base Rate.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case determined for the relevant Measurement Period.

“Interest Payment Date” means each June 18, September 18, December 18 and March 18 of each year, commencing with September 18, 2013, and the Maturity Date; provided, however, that if any such Interest Payment Date is not a Business Day, the Interest Payment Date will be deemed to occur on the next succeeding Business Day, unless such next succeeding Business Day is a date that occurs in the next calendar month, in which case the Interest Payment Date will be deemed to occur on the first preceding Business Day.

“Interest Period” means each period from (and including) an Interest Payment Date to (but not including) the next subsequent Interest Payment Date; provided, however, that:

(a)           the first Interest Period shall begin on (and include) the Borrowing Date; and

(b)           the last Interest Period shall end on (but not include) the Maturity Date.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a debt, loan, advance or capital contribution to, guaranty or debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or a substantial portion of the business or Property or other beneficial ownership of any other Person or the assets of another person that constitute a business unit or division. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” in the Administrative Questionnaire, as from time to time amended, or such other office or offices as such Bank may from time to time notify the Company and the Administrative Agent.

“LIBOR” means for any Interest Period:

(a)           the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Screen BBAM<GO> Page under the heading “OFFICIAL BBA LIBOR FIXINGS” as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period with a term equal to the term of such Interest Period (the “Determination Date”), or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the same or a comparable successor rate published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority, with a term comparable to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Determination Date, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent as the rate per annum that deposits in Dollars for delivery on the first day of such Interest Period quoted by the Administrative Agent to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) on the relevant Determination Date in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to LIBOR.

“Lien” means with respect to any Property, any security interest, mortgage, deed of trust, fideicomiso, pledge, usufruct, fiduciary transfer, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement (including a securitization) of any kind or nature whatsoever in respect of any Property that has the practical effect of creating a security interest.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means this Agreement, the Notes, the Notice of Borrowing, any Assignment and Acceptance, the Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as such Loan Document may be amended, supplemented or otherwise amended from time to time.

“Loan Percentage” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place), the numerator of which is the aggregate principal amount of the outstanding Loan of such Bank and the denominator of which is the aggregate principal amount of all outstanding Loans.

“Majority Banks” means at any time Banks then holding at least 51% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 51% of the Commitments.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), properties, performance, or condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document; or (d) a material adverse change in any of the rights and remedies of the Administrative Agent or the Banks under the Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary of the Company that meets any of the following conditions:

(a)           the Company’s and its Subsidiaries’ investments in or advances to such Subsidiary exceed 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(b)           the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(c)           the Company’s and its Subsidiaries’ equity in the earnings before income tax and employee statutory profit sharing of such Subsidiary exceeds 10% of such earnings of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest audited consolidated financial statements of the Company and its Subsidiaries;

provided that, notwithstanding the foregoing, the Venezuelan Subsidiaries shall not be considered Material Subsidiaries.

“Maturity Date” means the fifth anniversary of the Borrowing Date, or if such day is not a Business Day, the next succeeding Business Day.

“Maximum Leverage Ratio” means, as of the end of the most recently completed Fiscal Quarter, the ratio of (a) Total Funded Debt of the Company and its Consolidated Subsidiaries as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA of the Company and its Consolidated Subsidiaries determined for the relevant Measurement Period.

“Measurement Period” means any period of four (4) consecutive Fiscal Quarters of the Company, ending with the most recently completed Fiscal Quarter, taken as one accounting period.

“Mexican Financial Institution” means a banking institution (institución de crédito) organized under and existing pursuant to and in accordance with the laws of Mexico and duly authorized to conduct banking activities in Mexico by the Mexican Ministry of Finance.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) and/or any of its agencies including, without limitation, the Servicio de Administración Tributaria of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Note” means a promissory note of the Company payable to a Bank, in the form of Exhibit B (as such promissory note may be replaced from time to time), evidencing the Indebtedness of the Company to such Bank resulting from such Bank’s Loan.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Administrative Agent, or any indemnified person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 5.19(b)(v).

“Originating Bank” has the meaning specified in Section 10.08(e).

“Other Currency” has the meaning set forth in Section 10.17(b).

“Other Taxes” means, with respect to any Person, any present or future stamp, court or documentary taxes or any other excise or property taxes, or charges, imposts, duties, fees or similar levies which arise from any payment made hereunder or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document and which are actually imposed, levied, collected or withheld by any Governmental Authority.

“Participant” has the meaning specified in Section 10.08(e).

“Patriot Act” has the meaning specified in Section 5.19(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Hedging Transaction” means any Hedging Transaction that;

(i)            is not for speculative purposes and was not entered into and is not being maintained with the aim of obtaining profits based on changing market values; and

(ii)           is based on or associated with the underlying value of a product, instrument, security, commodity, interest rate, currency, index or measure of risk or value that is used by the Company or any of its Subsidiaries in the ordinary course of business; and

(iii)          is in compliance with the Hedging Policy.

“Person” means any natural person, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

“Pro Rata Share” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place) the numerator of which is the Commitment of such Bank and the denominator of which is the Commitments of all of the Banks. The initial Pro Rata Share for each bank is the Pro Rata Share set forth as such opposite the name of such Bank on Schedule 1.01 under the heading “Pro Rata Share.”

“Process Agent” has the meaning specified in Section 10.15(d).

“Property” means any asset, revenue or any other property, whether tangible or intangible, including any right to receive income.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch.

“Register” has the meaning set forth in Section 10.08(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or order, decree or other determination of an arbitrator or a court or other Governmental Authority, including any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or the president of the Company, or the general manager or any other officer having substantially the same authority and responsibility or the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means with respect to any Person:

(a)                                 any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of capital stock of the Company or any Subsidiary; and

(b)                     any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock, or of any option, warrant or other right to acquire any such shares of capital stock, partnership interest or other interest in, such Person.

“S&P” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc. and its successors.

“SAR” means the Sistema de Ahorro para el Retiro of Mexico.

“Structuring Agents” means Goldman Sachs & Co. and Banco Santander (México), S.A.

“Subsidiary” of a Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Substitute Bank” means (A) a commercial bank (i) registered with the Ministry of Finance for purposes of Article 195 of the Mexican Income Tax Law and (ii) resident (or the principal office of which is a resident, if lending through a branch or agency) for tax purposes in a jurisdiction (or a branch or agency of a financial institution that is a resident of a jurisdiction) that is party to an income tax treaty with Mexico that is in effect on the date of substitution, acceptable to the Company and the Administrative Agent, each of whose consent will not be unreasonably withheld (including a bank that is already a Bank hereunder) that assumes the Commitment of a Bank, or is an assignee of the Loan of a Bank, pursuant to the terms of this Agreement or (B) a multiple banking institution (institución de banca múltiple) that is organized as a sociedad anónima under Mexican law and is authorized to engage in the business of banking by the Ministry of Finance.

“Taxes” means any and all present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or similar charges, and all liabilities with respect thereto, including any related interest or penalties, imposed by Mexico or any political subdivision or taxing authority thereof or therein or by any jurisdiction from which the Company shall make any payment hereunder or under the Notes, excluding, however, income, franchise or similar taxes imposed on the Administrative Agent or any Bank by a jurisdiction as a result of the Administrative Agent or such Bank being organized under the laws of such jurisdiction or being a resident of such jurisdiction to which income under this Agreement is attributable or having a permanent establishment in such jurisdiction or its Lending Office being located in such jurisdiction.

“Total Funded Debt” means, at any time, on a consolidated basis and without duplication, the outstanding principal balance of all Indebtedness for borrowed money of the Company and its Consolidated Subsidiaries and guarantees by the Company of obligations of third parties unrelated to the Company’s Core Business.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension

Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” each mean the United States of America.

“Venezuelan Subsidiaries” means (i) each of Derivados de Maíz Seleccionado. S.A. and Molinos Nacionales, C.A., together with their respective direct and indirect Subsidiaries, and (ii) any Subsidiary of the Company that is organized after the date of this Agreement if such new Subsidiary is organized under the laws of Venezuela.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

1.02                        Other Interpretive Provisions.

(a)                     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                     The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                      The terms “including” and “include” are not limiting and mean “including without limitation” and “include without limitation.”

(d)                     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each means “to but excluding,” and the word “through” means “to and including.”

(e)                      The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement

1.03                        Accounting Principles.

(a)                     Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with IFRS, consistently applied.

(b)                     References herein to “Fiscal Year” and “Fiscal Quarter” refer to such fiscal periods of the Company.

ARTICLE II

THE LOANS

2.01                        Commitments to Make the Loans.

(a)                     Each Bank, severally and not jointly with the other Banks, agrees, on the terms and subject to the conditions hereinafter set forth, to make a term loan in Dollars (each such loan, a “Loan”) to the Company in a single disbursement on any Business Day on or prior to the Availability Termination Date, in a principal amount not to exceed such Bank’s Commitment.

(b)                     No amounts prepaid or repaid with respect to any Loan may be reborrowed.

(c)                      The Loans shall be made by the Banks ratably in accordance with their Pro Rata Shares.

(d)                     If any Loan shall be made on the date hereof or within three Business Days thereafter, the Company must deliver to the Administrative Agent a funding indemnity letter in form and substance satisfactory to the Administrative Agent.

2.02                        Promise to Pay; Evidence of Indebtedness.

(a)                     The Company agrees to pay the principal amount of the Loans in installments on the dates and in the amounts set forth in Section 2.06, with the final installment due on the Maturity Date, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and any Notes evidencing the Loans owing by the Company to the Banks. Each Bank’s Loan shall be evidenced by a Note payable to the order of such Bank in a principal amount equal to such Bank’s Loan, maturing on the Maturity Date. The Company shall execute and deliver to each Bank on the Borrowing Date a Note to evidence the Loan owing to such Bank and thereafter after giving effect to any assignment thereof pursuant to Section 10.08.

(b)                     It is the intent of the Company and the Banks that the Notes qualify as pagarés under Mexican law. To the extent of any inconsistencies between the terms of any Note and this Agreement, this Agreement shall prevail.

(c)                      Upon payment in full of the Loans, the Administrative Agent, on behalf of the Banks, agrees to promptly deliver to the Company customary documentation, including any payoff letters, evidencing such payment by the Company.

2.03                        Procedure for Borrowing.

(a)                     The Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 11:00 a.m. (New York City time) three Business Days prior to the date of the proposed Borrowing, specifying:

(i)                                     the requested Borrowing Date, which shall be a Business Day on or before the Availability Termination Date; and

(ii)                                  the aggregate amount of the Borrowing, which shall not exceed the aggregate Commitments.

(b)                     All Loans shall be made on a single Borrowing Date.

(c)                      The Administrative Agent will promptly notify each Bank of its receipt of the Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of such Borrowing.

(d)                     Each Bank will make the Loan to be made by it hereunder on the Borrowing Date to the Administrative Agent for the account of the Company by 11:00 a.m. (New York City time) on the Borrowing Date by wire transfer of immediately available funds to the Administrative Agent’s Payment Account or such other account designated by the Administrative Agent for such purposes by notice to the Banks. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent, pursuant to Section 6.06, in like funds as received by the Administrative Agent, by wire transfer in accordance with the Notice of Borrowing.

2.04                        Prepayments.

Subject to Section 3.05, the Company may, at any time or from time to time, upon not less than three Business Days’ irrevocable notice to the Administrative Agent, voluntarily prepay the Loans in whole or in part, in minimum principal amounts of US$10,000,000 or any multiple of $1,000,000 in excess thereof. The notice of prepayment shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Loan Percentage of such prepayment. Any such prepayment shall be applied to the remaining installments of the Loans pro rata to remaining installments, and such amounts shall be paid on a pro rata basis among each of the Banks holding Loans according to each Bank’s Loan Percentage.

2.05                        Termination or Reduction of Commitments.

(a)                     (i) Prior to the earlier of the Borrowing Date and the Availability Termination Date, the Company may, upon three Business Days’ irrevocable notice to the Administrative Agent, terminate or reduce the Commitments; provided that any partial reduction of the Commitments shall be in a minimum aggregate amount of US$10,000,000 or an integral multiple of US$5,000,000 in excess thereof.

(ii)                                  The Commitments shall automatically terminate at the close of business on the earlier to occur of (i) the Borrowing Date and (ii) the Availability Termination Date.

(b)                     The Administrative Agent shall promptly notify the Banks of its receipt of any notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied according to each Bank’s Pro Rata Share.

2.06                        Repayment of the Loans.

The aggregate principal amount of the Loans shall be payable in Dollars in installments on the Interest Payment Dates and in the amounts set forth below; provided that the final installment payable by the Company on the Maturity Date in respect of the Loans shall be in an amount, if such amount is different from that specified below, sufficient to repay the aggregate outstanding principal amount of all Loans.

Interest Payment Date:	Scheduled Repayment
December 18, 2014	US $	11,000,000
June 18, 2015	US $	11,000,000
December 18, 2015	US $	11,000,000
June 18, 2016	US $	16,500,000
December 18, 2016	US $	16,500,000
June 18, 2017	US $	16,500,000
December 18, 2017	US $	16,500,000
Maturity Date	US $	121,000,000

2.07                        Interest.

(a)                     Subject to the provisions of paragraph (c) below, and subject to any provision of Article III that would convert a Loan into a Base Rate Loan, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin. Any Base Rate Loan shall bear interest on the outstanding principal amount thereof from the date of conversion at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)                     Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment or repayment of Loans under Section 2.04 or 2.06 with respect to the portion of the Loans so prepaid or repaid, and upon payment (including prepayment) in full of the Loans. During the existence of any Event of Default, interest shall be payable on demand.

(c)                      Any overdue principal and, to the extent permitted by applicable law, overdue interest or other amounts payable hereunder shall bear interest payable on demand for each day from the date payment thereof was due to the date of actual payment at a rate per annum equal to (i) in the case of the principal amount of any

Loan, (A) the interest rate then in effect, including the Applicable Margin then in effect plus (B) 2% and (ii) in the case of interest or any other amount, (A) the Alternate Base Rate plus (B) the Applicable Margin then in effect plus (C) 2%.

(d)                     Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

2.08                        Fees.

The Company shall pay to the Administrative Agent for the account of each Bank, or an Affiliate of a Bank specified to the Company by such Bank, the fees agreed upon by the Company in accordance with the Fee Letter in all cases free and clear of any and all withholding or equivalent taxes. In addition, the Company shall pay to the Administrative Agent, as compensation for its services hereunder, the administrative fees agreed upon by the Company in accordance with the Fee Letter.

2.09                        Computation of Interest and Fees.

(a)                     Computation of interest on Base Rate Loans, when the Alternate Base Rate is determined based on Rabobank’s prime rate or Federal Funds Rate, shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees which are computed on a per annum basis shall be calculated on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day).

(b)                     Each determination of LIBOR or the applicable Alternate Base Rate by the Administrative Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

(c)                      The Administrative Agent shall notify the Company and the Banks of any change in Rabobank’s prime rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

2.10                        Payments by the Company.

(a)                     Subject to Section 3.01, all payments to be made by the Company shall be made without condition or deduction for any set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York City time) on the date specified herein. The

Administrative Agent will promptly distribute to each Bank its pro rata share (or other applicable share as expressly provided herein) of such payment in like funds as received by wire to such Bank’s Lending Office. Any payment received by the Administrative Agent later than 12:00 noon (New York City time) may be deemed, at the election of the Administrative Agent, to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)                     Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent amount distributed to such Bank to the extent not paid by the Company, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date recovered by the Administrative Agent; provided that if any amount remains unpaid by any Bank for more than five Business Days, such Bank shall pay interest thereon to the Administrative Agent at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin then in effect, plus 2%.

2.11                        Payments by the Banks to the Administrative Agent.

(a)                     Unless the Administrative Agent receives notice from a Bank that such Bank will not make available, as and when required hereunder, to the Administrative Agent for the account of the Company the amount of such Bank’s Pro Rata Share of any Borrowing, the Administrative Agent may, but shall not be required to, assume that each Bank has made such amount available to the Administrative Agent on such date in accordance with this Agreement and the Administrative Agent may in its sole discretion (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Bank shall on the Business Day following the Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprised in such Borrowing; provided that if the Company fails to pay such amount to the

Administrative Agent within five Business Days after the date of notification of such failure from the Administrative Agent, the Company shall pay interest thereon to the Administrative Agent at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin then in effect, plus 2%.

(b)                     If any Bank makes available to the Administrative Agent funds for any Loan to be made by such Bank as provided in this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, within two Business Days without interest.

(c)                      The obligations of the Banks hereunder to make Loans are several and not joint. The failure of any Bank to make any Loan on the Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the Borrowing Date.

2.12                        Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata share of such payment (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Banks to the extent necessary to cause such purchasing Bank to share the benefit of all such excess payments pro rata with each of them; provided, however, that (A) if any such participations are purchased and all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such participations shall, to that extent, be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Company agrees that any Bank so purchasing an interest from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of interests purchased under paragraph (b) above and will in each case notify the Banks and the Company following any such purchases or repayments. Each Bank that purchases an interest in the Loans pursuant to paragraph (b) above shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                     Any and all payments by the Company to or for the account of any Bank or the Administrative Agent pursuant to this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b)                     If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Bank or the Administrative Agent, then:

(i)                                     the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)                                  the Company shall make such deductions and withholdings;

(iii)                               the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                              in the event of an increase, after the date of this Agreement, in the Mexican withholding tax rate to a rate in excess of the rate applicable to each Bank party hereto on the date hereof, the Company shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, all additional amounts that such Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Other Taxes had not been imposed;

provided, however, that the Company shall not be required in any circumstance to increase any such amounts payable to any Bank or the Administrative Agent with respect to withholding tax in excess of the rate applicable to a Person that is a Foreign Financial Institution, including during the occurrence and continuance of a Default or an Event of Default.

(c)                      Subject to the proviso contained in the last paragraph of Section 3.01(b) above, the Company agrees to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes and (ii) Other Taxes (including deductions and withholdings applicable to additional sums payable under this Section

3.01) in the amount that such Bank or the Administrative Agent, as the case may be, specifies as necessary to preserve the after-tax yield such Bank or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this paragraph (c) shall be made within 30 days after the date any Bank or the Administrative Agent makes written demand therefor.

(d)                     Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Administrative Agent (which shall forward the same to each Bank) the original or a certified copy of a receipt, or other evidence satisfactory to the Administrative Agent, evidencing payment thereof.

(e)                                  Each Bank shall, from time to time at the reasonable request of the Company or the Administrative Agent (as the case may be), promptly furnish to the Company or the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that no Bank shall be obliged to (i) disclose information regarding its tax affairs or computations to the Company or the Administrative Agent (as the case may be) in connection with this paragraph (e) or any other information that is protected by bank secrecy provisions or that it deems confidential or (ii) furnish any such form, document or other information if doing so would materially prejudice its legal or commercial position. Each of the Company and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes (in excess of applicable Taxes payable to a Foreign Financial Institution), interest or penalties that would not have become payable by such Person had such documentation been accurate or delivered.

(f)                                   Should any Bank become subject to Taxes and not be entitled to indemnification under Section 3.01(c) or Section 10.05 with respect to Taxes imposed by the relevant Governmental Authority, the Company shall take such steps as the Bank shall reasonably request at the expense of the applicable Bank to assist the Bank in recovering such Taxes.

3.02                        Illegality.

(a)                     If any Bank determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund any Commitment or any Loan contemplated by this Loan Agreement, or any Requirement of Law or Governmental Authority materially restricts the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Bank to the Company through the Administrative Agent, such Bank, together with any other Banks giving notice, shall be an “Affected Bank” and by written notice to the Company and to the Administrative Agent:

(i)                                     any obligation of such Bank to make or continue LIBOR Loans shall be suspended until the circumstances giving rise to such determination no longer exist; and

(ii)                                  such Affected Bank may require, only if such Requirement of Law prohibits the maintenance of a LIBOR Loan, that the outstanding LIBOR Loan made by it be converted to a Base Rate Loan, in which event such LIBOR Loan shall be automatically converted to a Base Rate Loan as of the effective date of such notice as provided in paragraph (b) below.

(b)                     If it is also illegal for the Affected Bank to make or continue a Base Rate Loan, the Loan made by it shall bear interest until the end of the next Interest Period at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Bank and, so long as no Event of Default shall have occurred and be continuing, the Company, unless it is unlawful for such Affected Bank to do so or it would materially restrict the authority of such Affected Bank to purchase or sell, or to take deposits of Dollars in the London interbank market; in such case or after the end of such Interest Period such Affected Bank may continue such Loan at such rate or declare all amounts owed to it by the Company to the extent of such illegality to be due and payable; provided, however, the Company has the right, with the consent of the Administrative Agent, to find an additional Bank to purchase the Affected Bank’s rights and obligations.

(c)                      For purposes of this Section 3.02, to the extent that one or more LIBOR Loans and one or more Base Rate Loans are outstanding, all payments and prepayments of principal shall be applied first to repay or prepay the Base Rate Loan of an Affected Bank, to the extent applicable.

(d)                   Upon any conversion of a LIBOR Loan to a Base Rate Loan, the Company shall also pay accrued interest on the amount so converted.

(e)                      For purposes of this Section 3.02, a notice to the Company by any Bank shall be effective as to each identified Loan (i) on the last day of the Interest Period currently applicable to such Loan, to the extent it is lawful to maintain a LIBOR Loan until such date and (ii) in all other cases, on the date of receipt by the Company.

3.03                        Inability to Determine Rates. If the Administrative Agent determines, or in the case of clause (c) below is informed by the Majority Banks, in connection with any LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR applicable to such Interest Period, or (c) LIBOR for such LIBOR Loan does not adequately and fairly reflect the cost to the Majority Banks of making or maintaining such LIBOR Loan, the Administrative Agent will promptly notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing and any outstanding Loans will be deemed to have converted into Base Rate Loans.

3.04                        Increased Costs and Reduction of Return.

(a)                     If any Bank reasonably determines that, due to either (i) the introduction of, or any change in, or any change in the interpretation or application of, any Requirement of Law or (ii) the compliance by such Bank with any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining its Loans to the Company or to reduce any amount receivable hereunder (in either case other than payment on account of taxes), then the Company shall be liable for, and shall, from time to time, upon demand from such Bank (with a copy of such demand to be sent to the Administrative Agent), promptly pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs or reduced amount receivable.

(b)                     If any Bank reasonably determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and determines that the amount of such capital is increased as a consequence of its Commitment, Loans or obligations under this Agreement, then, upon demand of such Bank to the Company through the Administrative Agent, the Company shall pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate the Bank for such increase.

(c)                      Notwithstanding anything to the contrary herein, it is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a Bank with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by, and all interpretations and applications thereof and any compliance by a Bank with any request or directive relating to, the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or any foreign regulatory authority, in each case, pursuant to Basel III, shall in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

3.05                        Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from (in each case by prompt payment of any relevant amounts to the

Administrative Agent for the account of such Bank) any loss or expense that the Bank may sustain or incur, including but not limited to, any such loss or expense arising from the liquidation or reemployment of funds obtained by such Bank to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (“Funding Losses”) as a consequence of:

(i)                                     the failure of the Company to make on a timely basis any payment of principal of any Loan;

(ii)                                  the failure of the Company to borrow a Loan after the Company has given a Notice of Borrowing;

(iii)                               the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04; or

(iv)                              the prepayment (including pursuant to Section 2.04 or Section 2.06) or other payment (including after acceleration thereof) of any Loan on a day that is not any Interest Payment Date.

(b)                     The Company shall also pay any customary and reasonable administrative fees charged by such Bank in connection with the foregoing.

3.06                        Reserves on Loans. The Company shall pay to each Bank, as long as such Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of such Bank’s LIBOR Loans equal to the actual costs of such reserves allocated to such LIBOR Loans by such Bank (as determined by such Bank in good faith, which determination shall be conclusive, absent manifest error), payable on each date on which interest is payable on such Loans, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

3.07                        Certificates of Banks.

(a)                     Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and the reasons for such claim and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

(b)                     Each Bank agrees to notify the Company of any claim for reimbursement pursuant to Section 3.04 or 3.06 not later than 60 days after any officer of such Bank responsible for the administration of this Agreement receives actual knowledge of the event giving rise to such claim. If any Bank fails so to give notice, the Company shall only be required to reimburse or compensate such Bank, retroactively, for claims pertaining to the period of 60 days immediately preceding the date the claim was made.

3.08                        Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to an obligation of the Company under Section 3.01, Section 3.02, Section 3.04 or Section 3.06 with respect to such Bank, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another Lending Office for any Loans affected by such event or take other action with the object of avoiding the consequence of the event giving rise to the obligation under any such section; provided that such Bank and its Lending Office suffer no economic, legal or regulatory disadvantage in re-designating the affected Loans. Nothing in this section shall affect or postpone any of the Obligations of the Company or the right of any Bank provided in Section 3.01, Section 3.02, Section 3.04 or Section 3.06.

3.09                        Substitution of Bank. Upon the receipt by the Company from any Bank of a claim for compensation under Section 3.01 (including, in particular, Section 3.01(b)(iv)), 3.02, Section 3.04 or Section 3.06, or giving rise to the operation of Section 3.02, the Company may, at its option, (i) request such Bank to use its reasonable efforts to seek a Substitute Bank willing to assume such Bank’s Commitment (or, after the date of termination of the Commitments, acquire such Bank’s Loan); (ii) replace such Bank with a Substitute Bank or Substitute Banks that shall succeed to the rights and obligations of such Bank under this Agreement upon execution of an Assignment and Acceptance; or (iii) remove such Bank, reduce the Commitments by the amount of the Commitment of such Bank, and adjust the Pro Rata Share of each other Bank such that the Commitment of each other Bank shall be increased by an amount equal to the percentage equivalent of a fraction, the numerator of which is the Commitment of such other Bank and the denominator of which is the Commitments of all of the Banks minus the Commitment of the Bank who demanded payment pursuant to Section 3.01, 3.02, 3.04, or 3.06 or giving rise to the operation of Section 3.02; provided, however, that such Bank shall not be replaced or removed hereunder until such Bank has been repaid in full all amounts owed to it pursuant to this Agreement and the other Loan Documents (including Sections 2.09, 3.01, 3.04 and 3.06) unless any such amount is being contested by the Company in good faith.

3.10                        Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.01                        Conditions to Borrowing. The obligations of each Bank hereunder to make its Loan in accordance with Article II on the Borrowing Date is subject to the satisfaction (or waiver) of each of the following conditions precedent and the Administrative Agent shall have received, on or before the Borrowing Date, evidence thereof, in form and substance satisfactory to the Administrative Agent and each Bank, and, except for the Notes, in sufficient copies for each Bank:

(a)                     Loan Agreement and Notes. This Agreement shall have been duly executed by each of the parties hereto and each of the Notes shall have been duly executed by the Company;

(b)                     Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Company;

(c)                      Organizational Documents. The Administrative Agent shall have received copies, certified by a notary public as to authenticity and by an officer of the Company as to effectiveness, of each of the (i) acta constitutiva and (ii) the estatutos sociales of the Company as in effect on the Borrowing Date;

(d)                     Resolutions; Incumbency.

(i)                                     The Administrative Agent shall have received copies of all applicable powers-of-attorney (poderes) designating the Persons authorized to execute this Agreement and the other Loan Documents on behalf of the Company, certified by a Mexican notary public and by the Secretary or an Assistant Secretary of the Company;

(ii)                                  The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company (1) certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder; and (2) certifying that all necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Loan Document and the transactions contemplated hereby and thereby have been taken or obtained; and

(iii)                               Such certificates shall state that the resolutions or other authorizations referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates;

(e)                      Governmental Authorizations and Third-Party Consents. All approvals, authorizations or consents of, or notices to, or registrations with, any Governmental Authority (including exchange control approvals) or third parties (including, but not limited to, the consent required under Section 6.12(b) of the Bridge Loan), required in connection with the execution, delivery and performance by the Company of this Agreement and all other Loan Documents shall have been obtained and be in full force and effect. The Administrative Agent shall have received evidence satisfactory to it of such approvals and their effectiveness and if no such approvals, authorizations, consents, notices or registrations are necessary, a certificate executed by an authorized officer of the Company, shall be delivered to the Administrative Agent so stating;

(f)                       No Change in Condition. There shall have occurred no circumstance or event of a financial, political or economic nature in Mexico or in the international financial, banking or capital markets that has had or would reasonably be expected to cause a Material Adverse Effect;

(g)                      Process Agent. The acceptance by the Process Agent of an irrevocable appointment to act as agent for service of process for the Company in connection with any proceeding relating to this Agreement or any other Loan Document brought in New York together with a copy certified by a Mexican notary public of the power of attorney granted by the Company in favor of the Process Agent;

(h)                     Legal Opinions. (i) A favorable opinion of Salvador Vargas, Esq., General Counsel of the Company, dated as of the Borrowing Date, substantially in the form of Exhibit E, (ii) a favorable opinion of Paul Hastings LLP, special New York counsel to the Company, dated as of the Borrowing Date, in form and substance reasonably satisfactory to the Administrative Agent; (iii) a favorable opinion of Ritch Mueller, S.C., special Mexican counsel to the Administrative Agent, dated as of the Borrowing Date; and (iv) a favorable opinion of Sullivan & Cromwell LLP, special New York counsel to the Administrative Agent, dated as of the Borrowing Date;

(i)                         Payment of Fees. The Company shall have paid, and the Administrative Agent shall have received satisfactory evidence thereof, (i) all fees and expenses due and payable to the Banks and the Administrative Agent as provided in the Fee Letter, and (ii) all reasonable costs and expenses to the extent due and payable to the Administrative Agent on the Borrowing Date, together with Attorney Costs for the preparation, negotiation and execution of this Agreement to the extent invoiced prior to or on the Borrowing Date, plus such additional Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent for any final Attorney Costs invoiced after the Borrowing Date), and (iii) any other amounts then due and payable under the Loans;

(j)                        Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(k)                     No Existing Default. No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the Borrowing contemplated to be made on the Borrowing Date;

(l)                       Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company, dated as of the Borrowing Date, stating that:

(i)                                     the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii)                                  no Default or Event of Default has occurred and is continuing; and

(iii)                               since December 31, 2012, (A) no event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, and (B) no event or circumstance of a financial, political or economic nature in Mexico or in the international financial, banking or capital markets has occurred which has had or could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any other Loan Document; and

(m)                             Other Documents. The Administrative Agent shall have received such other certificates, powers of attorney, approvals, opinions, documents or materials as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Bank as of the date hereof and as of the Borrowing Date that:

5.01                        Corporate Existence and Power. The Company and each of its Subsidiaries:

(a)                     is a sociedad anonima bursátil de capital variable duly organized and validly existing under the laws of its corresponding jurisdiction;

(b)                     has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) conduct its business and to own its Properties except to the extent that the failure to obtain any such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect and (ii) (with respect to the Company only) to execute, deliver and perform all of its obligations under this Agreement and the Notes; and

(c)                      is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.02                        Corporate Authorization; No Contravention. The execution and delivery of, and performance by the Company under this Agreement and each other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

(a)                     contravene the terms of the Company’s acta constitutiva or estatutos sociales in effect on the date hereof or on the Borrowing Date, as the case may be,

(b)                     conflict with or result in any breach, violation or contravention of, or the creation of any Lien under, or give rise to any right to accelerate or require prepayment, repurchase or redemption of any obligation under or constitute a default in respect of (i) any document evidencing any Contractual Obligation to which the Company is a party or (ii) any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

(c)                      violate or contravene any Requirement of Law.

5.03                        No Additional Governmental Authorization. No approval (including exchange control approval), consent, exemption, authorization, registration or other action by, or notice to, or filing with, any Governmental Authority or other third party is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document other than any which have been obtained and are in full force and effect.

5.04                        Binding Effect. This Agreement has been and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

5.05                        Litigation. Except as disclosed in Schedule 5.05 on the date hereof and, with respect to Section 5.05(b) only, as otherwise disclosed by the Company (i) in the Financial Statements delivered pursuant to Section 6.01(a) or (ii) in the most recent annual report of the Company either on Form 20-F as filed with the Securities and Exchange Commission, or in an annual report filed with the Mexican Stock Exchange, or (iii) in an event-driven report filed with the Securities and Exchange Commission or with the Mexican Stock Exchange, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Material Subsidiaries, which:

(a)                     purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)                     if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

5.06                        Financial Information; No Material Adverse Effect; No Default.

(a)                     The Company’s audited consolidated financial statements for the Fiscal Year ended December 31, 2012 (copies of which have been furnished to the

Administrative Agent and each Bank) are complete and correct in all material respects, have been prepared in accordance with IFRS and fairly present in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the Fiscal Year ended December 31, 2012.

(b)                     The Company’s consolidated unaudited financial statements for the Fiscal Quarter ended March 31, 2013 (copies of which have been furnished to the Administrative Agent and each Bank) are complete and correct in all material respects, have been prepared in accordance with IFRS and fairly present in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)                      Since the date of the most recent audited annual financial statements, there has occurred no development, event or circumstance, either individually or in the aggregate, which has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)                     As of the date hereof and the Borrowing Date, neither the Company nor any of its Material Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the date hereof or the Borrowing Date, create an Event of Default under Section 8.01(e).

5.07                        Pari Passu. The Obligations constitute direct, unconditional and general obligations of the Company and rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

5.08                        Taxes. The Company and its Material Subsidiaries have timely filed all tax returns and reports required to be filed under the laws of Mexico, and have timely paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, including related interest and penalties, otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with IFRS; and (ii) those to the extent that non-compliance therewith could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

5.09                        Environmental Matters.

(a)                     The on-going operations of the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws except as set forth on Schedule 5.09 or except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)                 The Company and each of its Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Company and each of its Subsidiaries is in compliance with all material terms and conditions of such permits, except as set forth on Schedule 5.09 or except to the extent that the failure to obtain, and maintain in full force and effect, any such permit, or to the extent that failure to comply with the material terms thereof, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)                  To the best of the knowledge of the Company, after reasonable investigation, no Property currently or formerly owned or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any substance that could reasonably be expected to require investigations or remediation under any Environmental Law or has incurred any liability for any release of any substance on any third party property except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(d)                 Neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law or is subject to any order, decree, injunction or other arrangement with any Governmental Authority relating to any Environmental Law except as set forth on Schedule 5.09 or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.10                        Compliance with Social Security Legislation, Etc. The Company and each of its Material Subsidiaries is in compliance with all Requirements of Law relating to social security legislation, including all rules and regulations of INFONAVIT, IMSS and SAR, except to the extent that noncompliance therewith could not be reasonably expected to have a Material Adverse Effect.

5.11                        Assets; Patents; Licenses, Insurance, Etc.

(a)                 The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Property that is reasonably necessary to or used in the ordinary conduct of or is otherwise material to, its business, except to the extent that the failure to have such good and marketable title or valid leasehold interests could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)                 The Company and each of its Subsidiaries owns or has licensed or otherwise has the right to use all of the material trademarks, trade names, copyrights, patents, contractual franchises, licenses, authorizations, other intellectual property and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except to the extent that the failure to be so licensed or otherwise have such rights could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)                  The Company and each of its Subsidiaries has insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties, in accordance with normal industry practice, except to the extent that the failure to maintain such insurance could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

5.12                        Subsidiaries.

(a)                 A complete and correct list of all Material Subsidiaries of the Company as of the date hereof, showing the correct name thereof, the jurisdiction of its incorporation and the percentage and the owner of shares of each class outstanding of each such Material Subsidiary, is set forth in Schedule 5.12(a).

(b)                 A list of all agreements, which by their terms, expressly prohibit or limit the payment of dividends or other distributions to the Company by a Material Subsidiary or the making of loans to the Company by a Material Subsidiary is set forth in Schedule 5.12(b), except for any such agreements that have been entered into after the date hereof and are otherwise permitted by Section 7.05.

5.13                        Commercial Acts. The obligations of the Company under this Agreement and the Notes are commercial in nature and are subject to civil and commercial law, and the execution and performance of this Agreement constitute private and commercial acts and not governmental or public acts and the Company is subject to legal action in respect of the Obligations.

5.14                        Proper Legal Form. This Agreement is, and when executed and delivered each Note will be, in proper legal form under the laws of Mexico for the enforcement thereof against the Company under the laws of Mexico; provided that in the event any legal proceedings are brought in the courts of Mexico, a Spanish translation prepared by a court-approved translator of the documents that would be required in such proceedings, including this Agreement, shall be obtained.

5.15                        Full Disclosure. All written information other than forward-looking information heretofore furnished by the Company to the Administrative Agent or any Bank for purposes of or in connection with this Agreement is, and all such information hereafter furnished by the Company to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. All written forward-looking information heretofore furnished in writing to the Administrative Agent or the Banks has been prepared in good faith based upon assumptions the Company believes to be reasonable. The Company has disclosed to the Administrative Agent and the Banks in writing any and all facts known to it that it believes are reasonably expected to have a Material Adverse Effect.

5.16                        Investment Company Act. Both immediately before and after giving effect to this Agreement and the transactions contemplated herein, neither the Company nor any of its Subsidiaries is, or will be required to register as, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.17                        Margin Regulations. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling “margin stock” (as such term is defined in Regulations T, U or X of the Board of Governors of the U.S. Federal Reserve System) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, or that entails a violation by the Company of any other regulations of the Board of Governors of the U.S. Federal Reserve System.

5.18                        ERISA Compliance.

(a)                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, or such Plan is a prototype or volume submitter plan that is subject to an opinion letter from the IRS. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                 There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)                  (i) No ERISA Event has occurred, or to the best knowledge of the Company, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice, under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                 None of the Company or any of its Material Subsidiaries are a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against the Company or its Subsidiaries pending or, to the best knowledge of the Company or its Subsidiaries, threatened, except as would not be expected to have a Material Adverse Effect on the business, financial condition or operations of the Company or such Material Subsidiary. There is no unfair labor practice complaint pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them that could reasonably be expected to have a Material Adverse Effect. There is no grievance or significant arbitration Proceeding arising out of or under any collective bargaining agreement pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them, in each case that could reasonably be expected to have a Material Adverse Effect.

5.19                        Anti-Corruption and Anti-Terrorism Laws.

(a)                 The Company and its Material Subsidiaries are in compliance in all material respects with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 (as amended) and the UK Bribery Act 2010.

(b)                 Neither the Company nor, to its knowledge, any of its Affiliates, is in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”), the UK Proceeds Act of 2002, the UK Money Laundering Regulations 2007 and the UK Terrorism Act 2000.

(c)                  Neither the Company nor, to its knowledge, any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person or entity owned or Controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person or entity that is (x) named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or (y) the subject of any sanctions imposed by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”).

(d)                 Neither the Company nor, to the Company’s knowledge, any of the Company’s Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person known to the Company to be a Person described in clause (c)(i), (ii) or (v) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Sanctions or any of the prohibitions set forth in any Anti-Terrorism Law.

5.20                        Hedging Policy. The Hedging Policy has been approved by the Board of Directors of the Company (or by a committee duly delegated by such Board of Directors that is comprised of two or more members thereof) and is currently in effect.

5.21                        Borrower Non-Bank.

(a)                 The Borrower, a non-bank entity located outside the United States of America, understands that it is the policy of the Board that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D of the Board) may be used only to finance the non-U.S. operations of a customer (or its foreign Affiliates) located outside the United States of America as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower hereby acknowledges that the proceeds of the Loan will be used solely to finance its operations outside the United States of America or those operations of its non-U.S. Affiliates.

(b)                 The representations and warranties set forth in this Section 5.21 shall be deemed to be repeated by the Borrower in favor of the Lenders on each Interest Payment Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or any Bank has any Commitment hereunder:

6.01                        Financial Statements and Other Information.

(a)                 The Company will deliver to the Administrative Agent:

(i)                                     as soon as available and in any case within 120 days after the end of each Fiscal Year, consolidated financial statements for such Fiscal Year for the Company and its Consolidated Subsidiaries audited by independent accountants of recognized international standing, including an annual audited consolidated balance sheet and the related consolidated statements of income, changes in equity and changes in financial position, prepared in accordance with IFRS consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant Fiscal Year and the results of the operations of the Company and its Consolidated Subsidiaries for such Fiscal Year, reported on by independent accountants of recognized international standing; and

(ii)                                  as soon as available and in any event within 120 days after the end of each Fiscal Year, an English translation of the audited consolidated financial statements of the Company.

(b)                 The Company will deliver to the Administrative Agent:

(i)                                     as soon as available and in any case within 60 days after the end of each of the first three Fiscal Quarters of any year, unaudited consolidated financial statements for each such Fiscal Quarter period for the Company and its Consolidated Subsidiaries, including therein an unaudited consolidated balance sheet and the related consolidated statements of income prepared in accordance with IFRS consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant Fiscal Quarter and the results of the operations of the Company and its Consolidated Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year then ended except for the absence of complete footnotes and except for normal, recurring year-end accruals and subject to normal year-end adjustments; and

(ii)                                  as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters of any year, an English translation of the unaudited quarterly consolidated financial statements of the Company.

(c)                  Concurrently with the delivery of the financial statements pursuant to paragraphs (a)(i) and (b)(i) above, the Company will deliver to the Administrative Agent a Compliance Certificate, substantially in the form of Exhibit C, signed by a Responsible Officer of the Company.

(d)                 To the extent not otherwise provided pursuant to clause (a) or (b) above, the Company will furnish to the Administrative Agent, promptly after they are publicly available, copies of all financial statements and financial reports filed by the Company with any Governmental Authority (if such statement or reports are required to be filed for the purpose of being publicly available) or filed with any Mexican or other securities exchange (including the Luxembourg Stock Exchange) and which are publicly available.

(e)                  The Company will furnish to the Administrative Agent, promptly upon request of the Administrative Agent or any Bank (through the Administrative Agent), such additional information regarding the business, financial or corporate affairs of the Company and its Subsidiaries as the Administrative Agent or any Bank may reasonably request, including as required under applicable know-your-customer and anti-money laundering rules and regulations, including the Patriot Act.

(f)                   The Administrative Agent will promptly deliver to each of the Banks copies of the documents provided by the Company pursuant to this Section 6.01.

6.02                        Notice of Default and Litigation. The Company will furnish to the Administrative Agent, not later than five Business Days after the Company obtains knowledge thereof (and the Administrative Agent will notify each Bank thereof):

(a)                 notice of any Default or Event of Default, signed by a Responsible Officer, describing such Default or Event of Default and the steps that the Company proposes to take in connection therewith;

(b)                 notice of any litigation, action or proceeding pending or threatened against the Company or any of its Material Subsidiaries before any Governmental Authority, in which there is a probability of success by the plaintiff on the merits and which, if determined adversely to the Company or such Material Subsidiary, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect;

(c)                  notice of the modification of any consent, license, approval or authorization referred to in Section 4.01(d); and

(d)                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$5,000,000.

6.03                        Maintenance of Existence; Conduct of Business.

(a)                 The Company will, and will cause each of its Material Subsidiaries to (i) maintain in effect its corporate existence and all registrations necessary therefor; (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations; and (iii) keep all its Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by the Company or any of its Material Subsidiaries otherwise permitted under Section 7.03 nor require the Company to maintain any such right, privilege, title to property or franchise or to preserve the corporate existence of any Subsidiary, if the Company shall determine in good faith that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company or its Material Subsidiaries and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(b)                 The Company will, and will cause its Material Subsidiaries to, continue to engage in business of the same general type as now conducted by the Company and its Material Subsidiaries.

6.04                        Insurance. The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties; provided that the Company and its Subsidiaries shall not be required to maintain such insurance if the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

6.05                        Maintenance of Governmental Approvals. The Company will maintain in full force and effect all governmental approvals (including any exchange control approvals), consents, licenses and authorizations which may be necessary or appropriate under any applicable law or regulation for the conduct of its business (except to the extent that the failure to maintain any such approval, consent, license or authorization could not reasonably be expected to have a Material Adverse Effect) or for the performance of this Agreement and for the validity or enforceability hereof. The Company will file all applications necessary for, and shall use its reasonable best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Company to perform its obligations hereunder.

6.06                        Use of Proceeds. The Company will use the proceeds of the Loans to prepay and permanently reduce a portion of the outstanding principal of the Bridge Loan, and to pay any fees, penalties, premiums or expenses in connection therewith.

6.07                        Application of Cash Proceeds from Sales and Other Dispositions. The Company will, and will cause each of its Subsidiaries to, apply 100% of the net cash proceeds received from any sale, conveyance, transfer or Disposition of assets (including from any sale, conveyance, transfer or Disposition resulting from casualty or condemnation, and including any amounts received under any insurance policy representing any insurance payments that have not been and will not be applied in payment for repairs or for the replacement of any Property which has been damaged or destroyed) to (i) the repayment of any Indebtedness then outstanding, (ii) investment in assets relating to the Company’s Core Business, or (iii) any combination thereof.

6.08                        Payment of Obligations. The Company will, and will cause each of its Material Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its Property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims

(including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its Property, except if the failure to make such payment has no reasonable likelihood of having a Material Adverse Effect or if such charge or claim is being contested in good faith by appropriate provision promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor.

6.09                        Pari Passu. The Company will cause the Loans to rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

6.10                        Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply in all respects with all applicable Requirements of Law, including all applicable Environmental Laws and all Requirements of Law relating to social security and ERISA, including INFONAVIT, IMSS and SAR, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor except where any non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.11                        Maintenance of Books and Records.

(a)                 The Company will, and will cause each of its Mexican Subsidiaries to, maintain books, accounts and other records in accordance with IFRS, and the Company will cause its Subsidiaries organized under laws of any other jurisdiction to maintain their books and records in accordance either with the generally accepted accounting principles of the applicable jurisdiction or IFRS.

(b)                 The Company will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent to visit and inspect any of their respective properties and to examine their respective corporate, financial and operating books and records, all at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Company or such Material Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.12                        Further Assurances. The Company will, at its own cost and expense, execute and deliver to the Administrative Agent all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required in the opinion of the Administrative Agent or its counsel, to enable the Administrative Agent or any Bank to exercise and enforce its rights under this Agreement and any Note and to carry out the intent of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or any Bank has any Commitment hereunder:

7.01                        Negative Pledge. The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of its present or future Property, except:

(a)                 any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) existing on the date hereof;

(b)                 any Lien on any asset securing all or any part of the purchase price of property or assets (including inventories) acquired or any portion of the cost of construction, development, alteration or improvement of any property, facility or asset or Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring or constructing, developing, altering or improving such property, facility or asset, which Lien attached solely to such property, facility or asset during the period that such property, facility or asset was being constructed, developed, altered or improved or concurrently with or within 120 days after the acquisition, construction, development, alteration or improvement thereof;

(c)                  Liens of a Subsidiary existing prior to the time such Subsidiary became a Subsidiary of the Company which (i) do not secure Indebtedness exceeding the aggregate principal amount of Indebtedness subject to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, (ii) do not attach to any Property other than the Property attached pursuant to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, and (iii) were not created in contemplation of such Subsidiary becoming a Subsidiary of the Company;

(d)                 any Lien on any Property existing thereon at the time of the acquisition of such Property and not created in connection with or in contemplation of such acquisition;

(e)                  any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) securing an extension, renewal, refunding or replacement of Indebtedness or a line of credit secured by a Lien referred to in clause (a), (b), (c) or (d) above; provided that such new Lien is limited to the Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) which was subject to the prior Lien immediately before such extension, renewal, refunding or replacement, and provided that the principal amount of Indebtedness or the amount of the line of credit secured by the prior Lien is not increased immediately before or in contemplation of or in connection with such extension, renewal, refunding or replacement;

(f)                   any Lien securing taxes, assessments and other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by IFRS or, in the case of Material Subsidiaries organized under laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(g)                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(h)                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or the like arising in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by IFRS or, in the case of Material Subsidiaries organized under the laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(i)                     any Lien created by attachment or judgment, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(j)                    any Lien created in connection with Permitted Hedging Transactions on Cash and Cash Equivalent Investments or on the commodity underlying such Permitted Hedging Transaction, to the extent such Permitted Hedging Transaction contemplates the purchase or sale of such commodity; provided that the market value of such assets subject to the Lien shall not exceed, in the aggregate, US$50,000,000 at any time outstanding;

(k)                 Liens to secure working capital borrowings not exceeding in the aggregate the greater of (i) US$100,000,000 (or the equivalent in other currencies) or (ii) (A) 15% of the Consolidated Net Worth of the Company less (B) the amount of any Guaranty Obligations incurred by the Company or any of its Consolidated Subsidiaries for the account of parties other than the Company and its Consolidated Subsidiaries; and

(l)                     Liens in connection with bank overdraft protection, lines of credit or similar arrangements incurred in the ordinary course of business.

7.02                        Investments. The Company will not, and will not permit any of its Material Subsidiaries to, make any Investment, except:

(a)                 Investments existing on the date hereof;

(b)                 Investments relating to the Company’s Core Business other than Investments in any of the Venezuelan Subsidiaries;

(c)                  Cash Equivalent Investments;

(d)                 Investments by the Company in any Subsidiary other than a Venezuelan Subsidiary or by any Material Subsidiary in the Company or in any Subsidiary other than a Venezuelan Subsidiary;

(e)                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(f)                   Capital Expenditures;

(g)                  subject to the limitations set forth in Section 7.06 and 7.08, Guaranty Obligations of the Company or any Material Subsidiary in connection with primary obligations of any Subsidiary of the Company other than a Venezuelan Subsidiary;

(h)                 Permitted Hedging Transactions; and

(i)                     Investments by any Venezuelan Subsidiary in another Venezuelan Subsidiary with funds of such Venezuelan Subsidiary.

7.03                        Mergers, Consolidations, Sales and Leases. The Company will not merge or consolidate with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless immediately after giving effect to any merger or consolidation:

(a)                 no Default or Event of Default has occurred and is continuing; and

(b)                 any Person formed by any such merger or consolidation with the Company or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume in writing the due and punctual payment of the principal of, and interest on all Obligations, according to their terms, and the due and punctual performance of all of the covenants and obligations of the Company under this Agreement by an instrument in form and substance reasonably satisfactory to the Administrative Agent and shall provide an opinion of counsel acceptable to the Administrative Agent, obtained at the Company’s expense, on which the Administrative Agent and the Banks may conclusively rely.

7.04                        Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless (a) the Company’s Maximum Leverage Ratio, after giving effect to the making of such Restricted Payment and, without duplication, any other Restricted Payment made since the end of the most recent Fiscal Quarter, does not exceed the Maximum Leverage Ratio permitted under Section 7.10 and (b) no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing limitation, the Company or any Subsidiary may declare or make the following Restricted Payments:

(a)                 each Subsidiary may make Restricted Payments to the Company and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Company and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                 the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)                  each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)                 the Company and each Subsidiary may purchase any capital stock otherwise permitted as an Investment pursuant to Section 7.02;

(e)                  the Company may purchase the stock of Gimsa; and

(f)                   the Company and Gimsa may each purchase any shares of its own capital stock.

7.05                        Limitations on Ability to Prohibit Dividend Payments by Subsidiaries. The Company will not, and will not permit its Material Subsidiaries to, enter into any agreement that, by its terms, expressly prohibits the payment of dividends or other distributions to the Company or the making of loans to the Company, other than in connection with the renewal or extension of any agreement listed in Schedule 5.12(b); provided that (i) the restrictions or prohibitions under such agreement are not increased as a result of such renewal or extension and (ii) in connection with any such renewal or extension of an agreement that does not already contain any such prohibition, the Company will not, and will not permit its Material Subsidiaries to, agree to or accept the inclusion of such prohibition.

7.06                        Limitation on Incurrence of Indebtedness by Subsidiaries. The Company will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Indebtedness if, at the time of such incurrence and after giving pro forma effect thereto, the aggregate Indebtedness of all Consolidated Subsidiaries would exceed an amount equal to 30% of the Indebtedness of the Company and its Consolidated Subsidiaries.

7.07                        Transactions with Affiliates. The Company will not, and will not cause or permit any of its Material Subsidiaries to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than are obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

7.08                        No Subsidiary Guarantees of Certain Indebtedness. Other than in connection with its purchase of corn for its corn flour production or wheat for its wheat flour production, the Company will not permit any of its Material Subsidiaries, directly or indirectly, to guarantee or otherwise become liable or responsible for, in any manner, any Indebtedness of the Company.

7.09                        Interest Coverage Ratio.

The Company shall not permit its Interest Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than 2.50 to 1.00.

7.10                        Maximum Leverage Ratio. The Company shall not permit its Maximum Leverage Ratio for any Measurement Period ending within the periods specified below, to be:

Period	Leverage Ratio
From the Borrowing Date to September 30, 2013	Greater than 4.75x to 1.00x
From October 1, 2013 to September 30, 2014	Greater than 4.5x to 1.00x
From October 1, 2014 to September 30, 2015	Greater than 4.0x to 1.00x
From October 1, 2015 and thereafter	Greater than 3.5x to 1.00x

7.11                        Limitation on Hedging Transactions. Neither the Company nor any of its Subsidiaries shall enter into any Hedging Transactions other than Permitted Hedging Transactions.

ARTICLE VIII

EVENTS OF DEFAULT

8.01                        Events of Default. Any of the following events shall constitute an “Event of Default”:

(a)                 Non-Payment. The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest or any other amount payable hereunder or under any other Loan Document; or

(b)                 Representation or Warranty. Any representation or warranty by the Company made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer of the Company, furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made; or

(c)                  Specific Defaults. The Company (i) fails to perform or observe any term, covenant or agreement contained in Section 6.02(a), 6.03, 6.05, 6.06, 6.09 or 6.12, fails to perform or observe any term, covenant or agreement contained in Article VII (other than Section 7.05, 7.07 or 7.08) or fails to deliver new Notes in exchange for the existing Notes as provided herein or (ii) fails to observe the covenant set forth in Section 7.11, and such default continues unremedied for a period of 3 Business Days; or

(d)                 Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or in any other Loan Document, and such default continues unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

(e)                  Cross-Default. The Company or any of its Material Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and under the Notes) having an aggregate principal amount of more than US$20,000,000 (or the equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(f)                   Involuntary Proceedings. (i) A decree or order by a court having jurisdiction has been entered adjudging the Company or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil, quiebra or bankruptcy of the Company or any Material Subsidiary and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or (ii) a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or visitador, conciliador or síndico or trustee or assignee in bankruptcy or insolvency or any other similar official of the Company or any Material Subsidiary or of any substantial part of the Property of the Company or any Material Subsidiary or for the winding up or liquidation of the affairs of the Company or any Material Subsidiary has been entered, and such decree or order has continued undischarged and unstayed for a period of 90 days; or

(g)                  Voluntary Proceedings. The Company or any Material Subsidiary institutes proceedings to be adjudicated a bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization, concurso mercantil, quiebra or bankruptcy or consents to the filing of any such petition, or consents to the appointment of a receiver or liquidator or trustee or visitador, conciliador or síndico or assignee in bankruptcy or insolvency or any other similar official of it or any substantial part of its Property; or

(h)                 Monetary Judgments. One or more judgments, orders, attachments or embargos, decrees or arbitration awards are entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of US$20,000,000 or more (or the equivalent thereof in another currency), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of 90 days after the entry thereof; or

(i)                     Unenforceability. This Agreement or any of the Notes for any reason is suspended or revoked or ceases to be in full force and effect in accordance with its respective terms or the binding effect or enforceability thereof is contested by the Company, or the Company denies that it has any further liability or obligation hereunder or thereunder or in respect hereof or thereof, or performance by the Company under any of the Loan Documents shall become illegal, or the Company shall assert that any obligation under a Loan Document has become illegal; or

(j)                    Expropriation. The Mexican government, the Mexican Congress or an agency or instrumentality thereof nationalizes, seizes or expropriates all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of the common stock of the Company, or the Mexican government or an agency or instrumentality thereof assumes control of the business and operations of the Company and its Subsidiaries, taken as a whole; or

(k)                 Change of Control. Graciela Moreno Hernández and/or the respective family members (including spouses, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) of the deceased Roberto Gonzalez

Barrera and/or Graciela Moreno Hernandez, fail to elect the majority of the Board of the Directors of the Company.

8.02                        Remedies.

(a)                 If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks, take any or all of the following actions:

(i)                                     declare the Commitment, if any, of each Bank to be terminated, whereupon such Commitments shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(iii)                               exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g), the Commitment, if any, of each Bank shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other Obligations shall automatically become due and payable without further act of the Administrative Agent or any Bank.

(b)                 After the exercise of remedies provided for in this Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i)                                     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii)                                  Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii)                               Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in accordance with their pro rata share of such Loans and in proportion to the respective amounts described in this clause Third payable to them;

(iv)                              Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in accordance with their pro rata share of the total Loans outstanding and in proportion to the respective amounts described in this clause Fourth held by them; and

(v)                                 Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

8.03                        Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.01                        Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes Rabobank, as the Administrative Agent under this Agreement, and each Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or any Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agents” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02                        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03                        Liability of Administrative Agent. Neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact shall (a) be liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Bank or any Participant for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company to perform its obligations hereunder or thereunder. Except as otherwise expressly stated therein, the Administrative Agent shall not be under any obligation to any Bank or any Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

9.04                        Reliance by Administrative Agent.

(a)                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, teletype or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)                 For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Borrowing Date specifying its objection thereto.

9.05                        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

9.06                        Credit Decision. Each Bank acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

9.07                        Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold the Administrative Agent harmless from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company and without limiting the Company’s obligation to do so. The undertaking in this Section 9.07 shall survive the payment of all Obligations and the resignation of the Administrative Agent.

9.08                        Administrative Agent in Individual Capacity. Rabobank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and any of the Company’s Affiliates as though Rabobank were not the Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Rabobank or its Affiliates may receive information regarding the Company or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Rabobank shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Bank” and “Banks” include Rabobank in its individual capacity.

9.09                        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be subject to the prior approval of the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless signed by all the Banks and the Company and acknowledged by the Administrative Agent, do any of the following:

(a)              except as specifically provided herein, increase or extend the Commitment of any Bank (or reinstate any Commitment terminated or reduced pursuant to Section 2.05(a) or Section 8.02(a));

(b)              postpone or delay any date fixed by this Agreement or any Note for any payment of principal, interest, fees or other amounts hereunder or under any other Loan Document;

(c)               reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce the amount or change the method of calculation of any fees or other amounts payable hereunder or under any other Loan Document;

(d)              amend, modify or waive any condition set forth in Section 4.01;

(e)               amend or modify the definition of “Majority Banks” or any other provision of this Agreement specifying the percentage of Commitments and/or Loans or the percentage or number of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or take any action hereunder;

(f)                amend, modify or waive any provision of this Section 10.01; and

(g)               amend, modify or waive any provision of Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, including but not limited to Article IX.

10.02                 Notices.

(a)              Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in English and in writing (including facsimile transmission and, subject to paragraph (c) below, electronic mail) and shall be mailed by an internationally recognized overnight courier service, transmitted by facsimile or electronic mail or delivered by hand to such party:

(i) in the case of the Company or the Administrative Agent, at its address, facsimile number or electronic mail address set forth on Schedule 10.02 hereof or at such other address, facsimile number or electronic mail address as such party may designate by notice to the other parties hereto and (ii) in the case of any Bank, at its address, facsimile number or electronic mail address set forth in the Administrative Questionnaire or at such other address, facsimile number or electronic mail address as such Bank may designate by notice to the Company and the Administrative Agent.

(b)              Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective upon the earlier to occur of (i) actual receipt and (ii) (A) if sent by overnight courier service or delivered by hand, when signed for by or on behalf of the party to whom such notice is directed, (B) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy is received by telephone, return facsimile or electronic mail, or (C) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III, IX or X shall not be effective until received. Delivery by any Bank by facsimile transmission of an executed counterpart of any amendment or waiver or any provision of this Agreement or the Notes or any other Loan Document to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)               Electronic mail and internet websites may be used only to distribute routine communications, such as notices, financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)              Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone, facsimile transmission or electronic mail is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person that according to the books and records of the Administrative Agent is a Person authorized by the Company to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic, facsimile or electronic mail notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic, facsimile or electronic mail notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic, facsimile or electronic mail notice.

10.03                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.04                 Costs and Expenses. The Company agrees:

(a)              to pay or reimburse the Administrative Agent (for its own account or the account of each of the Banks, as the case may be) (i) upon demand for all reasonable and documented costs and expenses (including Attorney Costs) incurred by the Administrative Agent and the Banks in connection with the preparation, negotiation and execution of the Loan Documents (whether or not consummated) and (ii) within five Business Days after demand for all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any amendment, supplement, waiver or modification requested by the Company (in each case, whether or not consummated) to this Agreement or any other Loan Document, including reasonable Attorney Costs incurred by the Administrative Agent with respect thereto as agreed to in writing from time to time; and

(b)              to pay or reimburse the Administrative Agent and each Bank within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency or bankruptcy proceeding involving the Company).

10.05                 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold harmless the Administrative Agent, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (a) any and all direct, punitive and consequential damages, claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Bank) relating, directly or indirectly, to a claim, demand, action or cause of action that such Person asserts or may assert against the Company or any of its respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of the Administrative Agent and the Banks under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (a) or

(b) above; (d) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries or any Environmental Liability related in any way to the Company or any of its Subsidiaries and (e) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). All amounts due under this Section 10.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all Obligations.

10.06                 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency, “concurso mercantil” or bankruptcy proceeding involving the Company or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

10.07                 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.08                 Assignments, Participations, Etc.

(a)              Any Bank may, with the written consent of the Company and the Administrative Agent, which consents shall not be unreasonably withheld, conditioned or delayed and which consent of the Company shall not be required if a Default or Event of Default shall have occurred and be continuing (it being understood (x) that any resulting obligation to pay increased costs or reserves pursuant to Section 3.01, 3.04 or 3.06 as of the date of any assignment would justify the Company’s refusal to consent thereto, (y) other than in the case of a failure of an assigning Bank to comply with clause (C) below, that the consent of the Company will be deemed given unless the Company replies in writing to any request for consent within five Business Days after actual receipt of such request and (z) with respect to Eligible Assignees described in clause (f) of the definition thereof, that any assignment to any such Eligible Assignee is subject to the Company’s absolute discretion), and, if demanded by the Company pursuant to Section 3.09 shall, at any time assign to one or more Eligible Assignees (provided, however, that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment by a Bank to an Affiliate of the assigning Bank so long as the Company shall not be required to pay any further amounts pursuant to Section 3.01, 3.04 or 3.06 than would have been required to be paid but for such assignment) (each an “Assignee”) all or any part of its Loan and the other rights and obligations of such Bank hereunder, in a minimum amount of US$5,000,000; provided, however, that (A) if a Default or Event of Default shall have occurred and be continuing, any Bank may assign each of its Loans to any third party, (B) following any assignment, the provisions of Sections 10.04 and 10.05 shall inure to the benefit of the assigning Bank to the extent related to events, circumstances, claims, costs, expenses or liabilities arising prior to such assignment, (C) in the case of an assignment to an entity described in clause (f) of the definition of Eligible Assignee, the relevant Bank shall furnish to the Company information and documents relating to the proposed assignee as the Company may reasonably request and (D) the Company and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee and the assignment will not be effective until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by the assigning Bank and the Assignee; (ii) the assigning Bank and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit D

(“Assignment and Acceptance”), together with any Note subject to such assignment; (iii) the assigning Bank or the Assignee has paid to the Administrative Agent a processing fee in the amount of US$3,500 (such processing fee being payable for all assignments, including, but not limited to, an assignment by a Bank to another Bank); and (iv) except if an Event of Default has occurred and is continuing, the Assignee has delivered to the Company a copy of the tax residence certificate evidencing residency as set forth above.

(b)                 From and after the date that the Administrative Agent notifies the assigning Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assigning Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)                  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)                 Within ten Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with Section 10.08(a)), the Company shall execute and deliver to the Administrative Agent a new Note in the amount of such Assignee’s assigned Loan and, if the assigning Bank has retained a portion of its Loan, replacement Notes for the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by the assigning Bank). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans and Commitments arising therefrom.

(e)                  Any Bank (the “Originating Bank”) may at any time sell without any consent to one or more entities that is an Eligible Assignee (a “Participant”) participating interests in all or any part of its Loans; provided, however, that (i) the Originating Bank’s obligations under this Agreement shall remain unchanged, (ii) the

Originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01 and provided, further, that the Participant shall, at the time that it purchases the Participation and from time to time thereafter as the Company may reasonably request, provide to the Company documentation evidencing that it is an Eligible Assignee. In the case of any such participation, the Bank selling such participation shall be entitled to agree to pay over to the Participant any amounts paid to such Bank pursuant to Sections 3.01, 3.04, 3.05 and 3.06, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to paragraph (f) of this Section 10.08, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 3.06 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section 10.08. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Bank, provided such Participant agrees to be subject to Section 2.12 as though it were a Bank.

(f)                   A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04, 3.05 or 3.06 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g)                  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(h)                 If the consent of the Company to an assignment or to an Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.08(a)), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been actually received by the Company unless such consent is expressly refused by the Company prior to such fifth Business Day.

10.09                 Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority including any securities exchange; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Company; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section or (ii) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Banks in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this section, “Information” means all information received from the Company relating to the Company and/or its business, other than any such information that is available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information shall be deemed to be confidential unless it is clearly identified in writing at the time of delivery as not confidential or it is apparent on its face that such information is not confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.10                 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final in any currency, matured or unmatured) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.11                 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to such Bank should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

10.12                 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13                 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14                 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

10.15                 Consent to Jurisdiction; Waiver of Jury Trial.

(a)              Each of the parties hereto hereby irrevocably and unconditionally submits, in any action or proceeding arising out of or relating to this Agreement, to the exclusive jurisdiction of (i) any New York state or Federal court sitting in New York City and any appellate court thereof and (ii) solely with respect to any action or proceeding brought against it as a defendant, the competent Federal or state courts of its own corporate domicile. For purposes of clause (ii) above, the Company declares that its corporate domicile is San Pedro Garza Garcia, Nuevo Leon.

(b)              Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of its present or future place of residence or domicile.

(c)               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY

COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE BANKS OR THE COMPANY RELATING THERETO.

(d)                 The Company hereby irrevocably appoints Gruma Corporation (the “Process Agent”), with an office on the date hereof at 1159 Cottonwood Lane Ste. 200, Irving, Texas 75038 (c/o Director of Legal Services), as its agent to receive on behalf of the Company service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York state or Federal court sitting in New York City arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the Process Agent at the address specified above for such Process Agent, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Such appointment shall be contained in a notarial instrument which complies with the 1940 Protocol on Uniformity of Powers of Attorney to be utilized abroad as ratified by the United States and Mexico. If for any reason, such appointee shall cease to exist or to be able to act as agent for service of process in accordance with the foregoing, the Company hereby agrees to designate a new appointee resident in New York City as its agent, on the terms and for the purposes of this Section 10.15(d), and shall notify the Administrative Agent and the Banks of such appointment.

(e)               Final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.16                 Waiver of Immunity. The Company acknowledges that the execution and performance of this Agreement and each other Loan Document is a commercial activity and to the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held for its own account, the Company hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.17                 Payment in Dollars; Judgment Currency.

(a)              All payments by the Company to the Administrative Agent hereunder shall be made in Dollars and in immediately available funds.

(b)              If for the purposes of obtaining judgment against the Company with respect to its obligations under this Agreement or the Notes in any court it is necessary to convert a sum due under this Agreement in Dollars into another currency (the “Other Currency”), the Company agrees, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the Other Currency on the business day preceding that on which final judgment is given.

(c)               The obligation of the Company in respect of any sum due under this Agreement or any Note shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Other Currency the Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Other Currency; if the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Company hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Banks against such loss.

10.18                 No Fiduciary Duty. The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates. The Company agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Company, its stockholders or its Affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Company, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Company, in connection with such transaction or the process leading thereto.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

GRUMA, S.A.B. DE C.V.

By:	/s/ Raul Cavazos Morales
Name: Raul Cavazos Morales
Title: Attorney-In-Fact

By:	/s/ Rodrigo Martinez Villarreal
Name: Rodrigo Martinez Villarreal
Title: Attorney-In-Fact

[Signature page to Loan Agreement]

Coöperatieve Centrale Raiffeisen-Boerenleenbank
B.A. “Rabobank Nederland,” New York Branch,

as Administrative Agent, and a Bank, Joint Leader
Arranger and Joint Bookrunner

By:	/s/ Brett Delfino
	Name:	Brett Delfino
	Title:	Executive Director

By:	/s/ Anthony Liang
	Name:	Anthony Liang
	Title:	Managing Director

[Signature page to Loan Agreement]

BBVA Bancomer, S.A., Institución de Banca
Múltiple Grupo Financiero BBVA Bancomer, as a
Bank, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Aida Arana Jimenez
	Name:	Aida Arana Jimenez
	Title:	Attorney in Fact

By:	/s/ Lorenzo valdés Elizondo
	Name:	Lorenzo valdés Elizondo
	Title:	Attorney in Fact

[Signature page to Loan Agreement]

Bank of America N.A., as a Bank and Arranger

By:	/s/ Gonzalo Isaacs
	Name:	Gonzalo Isaacs
	Title:	Managing Director

[Signature page to Loan Agreement]

Schedule 1.01

Commitments and Pro Rata Shares

Bank	Commitment		Pro Rata Share

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch	US$	100,000,000.00	45.45%
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	US$	100,000,000.00	45.45%
Bank of America, N.A.	US$	20,000,000.00	9.10%
Total	US$	220,000,000.00	100.00%

Schedule 5.05

Litigation with respect to the Company and Material Subsidiaries

A)  GRUMA Corporation

On or about December 21, 2012, a consumer filed a putative class action against Gruma Corporation, claiming that Mission tortilla chips should not be labeled “All Natural” if they contain certain non-natural ingredients. The plaintiff seeks restitution or other actual damages including attorneys’ fees. Gruma Corporation believes that the claims have no merit and filed a motion to dismiss. In response to the motion to dismiss, plaintiff filed a First Amended Complaint. Gruma Corporation filed a motion to dismiss the First Amended Complaint on April 10, 2013. A hearing to resolve Gruma Corporation’s motion will be held on June 11, 2013. We intend to vigorously defend against this action. It is the opinion of the Company that the outcome of this proceeding will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Schedule 5.09

Environmental Matters

•                  None.

Schedule 5.12(a)

Material Subsidiaries

	Jurisdiction of	Percentage
Company Name	Incorporation	Owned		Owned By
Grupo Industrial Maseca, S.A.B. de C.V.	Nuevo Leon, Mexico	83%		GRUMA, S.A.B. de C.V.
GRUMA Corporation	Nevada, USA	100%		GRUMA, S.A.B. de C.V.
Azteca Milling, L.P.	Texas, USA	100%		GRUMA Holding, Inc. and Valley Holding, Inc.(1)
Compañía Nacional Almacenadora, S.A. de C.V.	Nuevo Leon, Mexico	100	%(2)	Grupo Industrial Maseca, S.A.B. de C.V.

(1) GRUMA Holding, Inc. and Valley Holding, Inc. are 100% owned by GRUMA Corporation.

(2) All the shares issued by Compañía Nacional Almacenadora, S.A.B. de C.V., except for one, are owned by Grupo Industrial Maseca, S.A.B. de C.V.

Schedule 5.12(b)

Restrictive Subsidiary Agreements

A) GRUMA CORPORATION

Amended and Restated Syndicated Credit Agreement entered into by and between GRUMA Corporation, Bank of America, N.A. and several banks party thereto, on June 20th, 2011.

Schedule 10.02

Notices

GRUMA, S.A.B. de C.V.

GRUMA, S.A.B. DE C.V.

Calzada del Valle Ote. 407

San Pedro Garza García, Nuevo León 66220

Mexico

Attn:                                                                    Raúl Cavazos Morales/Chief Financial Officer

Telephone:                                   52 81 8399 3313

Facsimile:                                         52 81 8399 3357

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Administrative Agent

Rabo Support Services Inc.

10 Exchange Place

Jersey City, NJ 07302

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”

Mexico Representative Office

Bosque de Alisos No. 47-B, piso 2

Bosques de las Lomas,

05120 Ciudad de México, Distrito Federal

Attention:                                         Marilupe Morales de Velasco

Telephone:                                   (52 55) 5261-0015

Email:                                                            anamaria.morales@rabobank.com

Administrative Agent’s Payment Office

245 Park Avenue

New York, NY 10167

United States of America

Attention:                                         Corporate Services Department

Fax:                                                                       (212) 916-3743

Copy to:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”

Mexico Representative Office

Bosque de Alisos No. 47-B, piso 2

Bosques de las Lomas,

05120 Ciudad de México, Distrito Federal

Attention:                                         Marilupe Morales

Fax :                                                                    +(55) 5261-0060 or +(55) 5261-0061

Telephone:                                   + (55) 5261-0040

Email:                                                            anamaria.morales@rabobank.com

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as a Bank

Rabo Support Services Inc.

10 Exchange Place

Jersey City, NJ 07302

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”

Mexico Representative Office

Bosque de Alisos No. 47-B, piso 2

Bosques de las Lomas,

05120 Ciudad de México, Distrito Federal

Attention:                                         Marilupe Morales de Velasco

Telephone:                                   (52 55) 5261-0015

Email:                                                            anamaria.morales@rabobank.com

BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as a Bank

Monterrey Office

Ricardo Margain Zozaya 444

Torre Sur Piso 10

Valle del Campestre

66265 Garza García, Nuevo Léon

Attention:                                         Luis Felipe Villarreal Vargas

Telephone:                                   (52 81) 8368 6962 ext. 56962

Email:                                                            luis.villarreal@bbva.com

Mexico Office

Montes Urales 620

Second Floor

Col. Lomas de Chapultepec

México, D.F. CP. 11000

Attention:                                         Mariana Guzman Montelongo

Telephone:                                   (52 55) 5201 2893

Email:                                                            mariana.guzman@bbva.com

New York Office

1345 Ave. of the Americas

45th Floor

New York, NY 10105

Attention:                                         Darío Fernández

Telephone:                                   (1 212) 728 2392

Email:                                                            dario.fernandez@bbvany.com

Bank of America, N.A., as a Bank

Paseo de la Reforma 115 19th Floor

Colonia Lomas de Chapultepec

11000 México, D.F.

Attention:                                         Nayeli Viveros

Telephone:                                   (52 55) 52013474

Email:                                                            nayeli.viveros@baml.com

EXHIBIT A

FORM OF NOTICE OF BORROWING

June [•], 2013

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent for the Banks (defined below)

Mexico Representative Office

Bosque de Alisos No. 47-B, piso 2

Bosques de las Lomas,

05120 Ciudad de México, Distrito Federal

Attention:                      Marilupe Morales de Velasco

Telephone:                (52 55) 5261-0015

Email:                                         anamaria.morales@rabobank.com

Re:     Loan Agreement, dated as of June 13, 2013, among GRUMA, S.A.B. de C.V. (the “Company”), as borrower, the several financial institutions from time to time party thereto (“the Banks”), and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent for the Banks (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). Any capitalized term used but not defined herein has the meaning provided in the Loan Agreement.

Ladies and Gentlemen:

The Company hereby gives you irrevocable notice, pursuant to Section 2.03(a) of the Loan Agreement, of the Borrowing specified herein:

(1) The Business Day for the proposed Borrowing is June [•], 2013.

(2) The aggregate amount of the proposed Borrowing of Term Loans is US$220,000,000.

Please wire transfer the proceeds of the Borrowing to the following account(s) of the Company:

Amount to be			Account Name, Address,
Transferred	ABA No.	Account No.	Attention

$

Attention:

$
Attention:

IN WITNESS WHEREOF, the Company has caused this Notice of Borrowing to be executed and delivered on its behalf by its Responsible Officers this          day of June, 2013.

GRUMA, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B
FORM OF NOTE

PROMISSORY NOTE			PAGARÉ
NOT TRANSFERABLE BY			NO NEGOCIABLE
ENDORSEMENT

US$[•]			EUA$[•]

FOR VALUE RECEIVED, the undersigned, Gruma, S.A.B. de C.V. (together with its successors, the “Borrower”), by this Promissory Note unconditionally promises to pay to the order of [•] (the “Bank”), the principal sum of US$[•] ([•] Dollars 00/100) payable on each of the dates (each a “Principal Payment Date”, the last of such dates the “Final Maturity Date”) and in the amounts set forth below; provided, that if any such Principal Payment Date is not a Business Day, any such Principal Payment Date shall be extended to the next succeeding Business Day (as hereinafter defined) unless the result of such extension would be to carry such Principal Payment Date into the next calendar month, in which event such Principal Payment Date shall be the next preceding Business Day:

POR VALOR RECIBIDO, la suscrita, Gruma, S.A.B. de C.V. (junto con sus causahabientes, el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de [•] (el “Banco”), la suma principal de EUA$[•] ([•] Dólares 00/100), pagadera en las fechas (cada una, una “Fecha de Pago de Principal”, la última de las mismas, la “Fecha de Vencimiento Final”) y cantidades abajo señaladas; en el entendido que si cualquier Fecha de Pago Principal no fuere un Día Hábil, dicha Fecha de Pago de Principal tendrá lugar el siguiente Día Hábil (según se define más adelante), salvo que el resultado de dicha extensión sea que dicha Fecha de Pago de Principal termine en el mes calendario siguiente, en cuyo caso, dicha Fecha de Pago de Intereses será el Día Hábil inmediato anterior:

Principal Payment Date	Amount		Fecha de Pago de Principal	Monto
December 18, 2014	US$	[•]	18 de diciembre de 2014	EUA$	[•]
June 18, 2015	US$	[•]	18 de junio de 2015	EUA$	[•]
December 18, 2015	US$	[•]	18 de diciembre de 2015	EUA$	[•]
June 18, 2016	US$	[•]	18 de junio de 2016	EUA$	[•]
December 18, 2016	US$	[•]	18 de diciembre de 2016	EUA$	[•]
June 18, 2017	US$	[•]	18 de junio de 2017	EUA$	[•]
December 18, 2017	US$	[•]	18 de diciembre de 2017	EUA$	[•]
June 18, 2018	US$	[•]	18 de junio de 2018	EUA$	[•]

The Borrower also unconditionally promises to pay to the Bank interest on the unpaid principal amount of this Promissory Note, from the date hereof until the Final Maturity Date, for each day during each Interest Period, at the Interest Rate (as defined below), applicable during each Interest Period. Interest shall be payable in arrears, on each Interest Payment Date.

El Deudor promete, asimismo, incondicionalmente pagar al Banco intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la Fecha de Vencimiento Final, por cada día durante cada Período de Intereses, a la Tasa de Interés (según se define más adelante), aplicable durante cada Período de Intereses. Los intereses se pagarán en forma vencida, en cada Fecha de Pago de Intereses.

Any overdue principal amount and (to the extent permitted by applicable law) overdue interest or			Cualquier saldo insoluto de principal y (en la medida permitida por legislación aplicable) de other amounts payable hereunder shall bear interest on demand for each day from the date payment thereof was due to the date of actual payment at a rate per annum equal to the sum of the Interest Rate applicable during each Interest Period on which the default occurs and is continuing plus 2.00%.

intereses o cualquier otra cantidad conforme al presente Pagaré que no sea pagado cuando sea debido conforme a este Pagaré, devengará intereses moratorios, pagaderos a la vista, por cada día desde la fecha en que dicha cantidad sea pagadera hasta que sean pagados, a una tasa anual igual a la suma de la Tasa de Interés aplicable durante cada Período de Intereses en que ocurra y continúe el incumplimiento más 2.00%.

Ordinary and overdue interest hereunder shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day), divided by 360.

Los intereses ordinarios y moratorios conforme al presente serán calculados sobre la base del número de días efectivamente transcurridos (incluyendo el primer día pero excluyendo el último), divididos entre 360.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de éste Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch.	“Agente Administrativo” significa Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch.

“Applicable Margin” means 3.0% (three percent).	“Margen Aplicable” significa 3.0% (tres por ciento).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Mexico City, Mexico are authorized or required by law or administrative rule to close; provided, however, with respect only to any determination of the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Día Hábil” significa cualquier otro día distinto de un Sábado o Domingo o cualquier otro día en el que los bancos comerciales en la Ciudad de Nueva York, Nueva York o en la Ciudad de México, México sean requeridos por ley u orden administrativa o estén autorizados a cerrar; en el entendido; sin embargo, que únicamente para efectos de cualquier determinación de la Tasa LIBOR, el término “Día Hábil” también excluirá cualquier día en el que los bancos no estén abiertos para llevar a cabo operaciones de depósito en Dólares en el mercado interbancario de Londres.

“Interest Period” means, in respect to the first such Interest Period, the period beginning (and including) the date hereof and ending (but excluding) the immediately following Interest Payment Date, and in respect of each succeeding Interest Period, the period commencing (and including) the last Interest Payment Date and ending (but excluding) the immediately following Interest Payment Date; provided that the last Interest Period shall end (but not include) the Final Maturity Date.

“Período de Intereses” significa, respecto del primer Período de Intereses, el período que comienza (e incluye) la fecha del presente y que termine (pero excluye) en la Fecha de Pago de Intereses inmediata siguiente, y respecto de cada uno de los Períodos de Intereses subsecuentes, el período que comienza (e incluye) la última Fecha de Pago de Intereses y que termina (pero excluye) la Fecha de Pago de Intereses inmediata siguiente, en el entendido que, ningún Período de Intereses se extenderá más allá de la Fecha de Vencimiento

Final.

“Interest Payment Date” means each June 18, September 18, December 18 and March 18, of each year, commencing with September 18, 2013, and the Final Maturity Date; provided, however, that if any such Interest Payment Date is not a Business Day, the Interest Payment Date shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Payment Date into the next calendar month, in which event such Interest Payment Date shall be on the next preceding Business Day.

“Fecha de Pago de Intereses” significa el 18 de junio, 18 de septiembre, 18 de diciembre y 18 de marzo de cada año, comenzando el 18 de septiembre de 2013 y la Fecha de Vencimiento Final; en el entendido que, si cualquier dicha Fecha de Pago de Intereses termina en un día que no sea un Día Hábil, la Fecha de Pago de Intereses se extenderá al siguiente Día Hábil, salvo que el resultado de dicha extensión sea que dicha Fecha de Pago de Intereses termine en el mes calendario siguiente, en cuyo caso, dicha Fecha de Pago de Intereses será el Día Hábil inmediato anterior.

“Interest Rate” means, with respect to each Interest Period, the sum of the LIBOR Rate applicable during such Interest Period plus the Applicable Margin.	“Tasa de Interés” significa, respecto de cada Período de Intereses, la suma de la Tasa LIBOR aplicable durante dicho Período de Intereses más el Margen Aplicable.

“LIBOR Rate” means, (a) for any Interest Period, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Screen BBAM <GO> Page under the heading “OFFICIAL BBA LIBOR FIXINGS” as of 11:00 a.m. London time, on the day that is two Business Days prior to the first day of such Interest Period with a term equal to the term of such Interest Period (the “Determination Date”); or Article I.

“Tasa LIBOR” significa, (a) respecto de cualquier Período de Intereses, la tasa de interés anual promedio (redondeada hacia arriba a lo más cercano de 1/100 de 1%) igual a la tasa determinada por el Agente Administrativo como la tasa ofrecida en la Página de la Pantalla Bloomberg BBAM <GO> bajo la denominación “OFFICIAL BBA LIBOR FIXINGS” a las 11:00 a.m., hora de Londres, en la fecha que sea dos (2) Días Hábiles antes del primer día de dicho Período de Intereses por un período igual al plazo de dicho Período de Intereses (la “Fecha de Determinación”); o

(b) if the rate referenced in the preceding paragraph (a) does not appear on such page or service or such page or service shall not be available, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the same or a comparable successor rate published by the British Bankers Association or another benchmark administrator authorized and regulated by the U.K. Financial Conduct Authority with a term comparable to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Determination Date; or

(b) si la tasa a la que se refiere el párrafo (a) anterior no está disponible en dicha página o servicio o dicha página o servicio no se encuentran disponibles, la tasa anual (redondeada hacia arriba a lo más cercano de 1/100 de 1%) determinada por el Agente Administrativo como la tasa equivalente o sucesora publicada por la Asociación de Bancos Británicos (British Bankers Association) u otro administrador equivalente autorizado y regulado por la Autoridad de Conducta Financiera Británica (U.K. Financial Conduct Authority) para un período comparable a dicho Periodo de Intereses, determinado aproximadamente a las 11:00 a.m. (hora de Londres) en la Fecha de Determinación; o

(c) if the rates referenced in the preceding paragraphs (a) and (b) are not available, the rate per annum (rounded, if necessary, to the nearest	(c) si la tasa a la que se refieren los párrafos (a) y (b) anteriores no están disponibles, la tasa anual (redondeada hacia arriba a lo más cercano de 1/100

1/100th of 1%) determined by the Administrative Agent as the rate per annum that deposits in Dollars for delivery on the first day of such Interest Period quoted by the Administrative Agent to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) on the relevant Determination Date in an amount approximately equal to the principal amount of hereof to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

de 1%) determinada por el Agente Administrativo como la tasa anual para depósitos en Dólares para entrega en el primer día de dicho Período de Intereses cotizada por el Agente Administrativo a bancos de primer orden en el mercado interbancario de Londres para depósitos en Dólares, aproximadamente a las 11:00 a.m. (hora de Londres), en la Fecha de Determinación correspondiente por un monto aproximadamente igual al monto principal del presente al que dicho Período de Intereses le sea aplicable y por un periodo comparable a tres meses.

“Mexico” means the United Mexican States. Article II.	“México” significa los Estados Unidos Mexicanos.
“Dollars” and/or “US$” means the lawful currency of the United States of America.	“Dólares” y/o “EUA” significa la moneda de curso legal en los Estados Unidos de América.

All payments to be made by the Borrower hereunder shall be made without condition or deduction, setoff, counterclaim or other defense, in immediately available funds and freely transferable, no later than 12:00 noon (New York City time) on the date specified herein, in Dollars, to the Administrative Agent for the benefit of the Bank at the Administrative Agent’s office located at 245 Park Avenue, New York, State of New York, 10167, United States of America. The Borrower agrees to reimburse upon demand, in like manner and funds, all reasonable and documented out-of-pocket costs and expenses of the holder hereof, incurred in connection with the enforcement of this Promissory Note (including, without limitation, all reasonable and documented legal fees and expenses).

Todos los pagos que el Deudor deba hacer conforme a este Pagaré serán efectuados sin condición, deducción, compensación u otro reclamo, en fondos inmediatamente disponibles y de libre transferencia, antes de las 12:00 del medio día. (hora de la Ciudad de Nueva York), en Dólares, al Agente Administrativo para el beneficio del Banco, en las oficinas del Agente Administrativo ubicadas en 245 Park Avenue, Nueva York, Estado de Nueva York, C.P. 10167, Estados Unidos de América. El Deudor conviene en rembolsar a la vista, en la misma forma y fondos, todos los costos y gastos razonables y documentados incurridos en relación con el procedimiento de cobro del presente Pagaré (incluyendo, sin limitación, todos los costos y gastos legales razonables y documentados).

All payments of principal and interest by the Borrower hereunder, shall be made free and clear of and without deduction or withholding for any present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or similar charges, and all liabilities with respect thereto, including any related interest or penalties, imposed by Mexico (or any political subdivision or taxing authority thereof or therein) or any other jurisdiction from which any amount payable hereunder is made, or any taxing authority thereof or therein, excluding, however,

Todos los pagos de principal e intereses que se efectúen por el Deudor al amparo del presente, se harán libres de y sin deducción o retención por cualquier impuesto, derecho, carga, franquicias contribuciones, deducciones, retenciones u otras cargas similares, y cualesquier reclamaciones respecto de los mismos, incluyendo recargos o multas, establecidos por México (o cualquier subdivisión de México o cualquier autoridad impositiva en México) o cualquier otra jurisdicción desde la que cualquier suma pagadera conforme al presente sea pagada, o por cualquier autoridad income, franchise or similar taxes imposed on the holder hereof by a jurisdiction as a result of the holder hereof being engaged in a trade or business in, or being organized under the laws of such jurisdiction or being a resident of such jurisdiction to which income under this Promissory Note is attributable or having a permanent establishment in such jurisdiction or its lending office being located in such jurisdiction. In the event that the Borrower shall be compelled by law to make any such deduction or withholding in respect of payments hereunder, then the Borrower shall pay such additional amounts as may be necessary so that the holder hereof will receive the full amounts it would have received if such deductions or withholdings had not been made.

fiscal de los mismos, excluyendo, sin embargo, el impuesto sobre la renta, franquicias o impuestos similares que se impongan al tenedor del presente por cualquier jurisdicción como resultado de que el tenedor del presente se encuentre realizando actividades comerciales o de negocios en, o esté constituido conforme a las leyes de dicha jurisdicción o por ser residente de dicha jurisdicción a la cual los ingresos respecto de este Pagaré sean atribuibles o de que tenga un establecimiento permanente en dicha jurisdicción o de que su oficina de créditos esté localizada en dicha jurisdicción. En caso que el Deudor esté legalmente obligado a llevar a cabo cualquier retención o deducción respecto de pagos conforme al presente, el Deudor pagará las sumas adicionales que sean necesarias para asegurar que las sumas recibidas por el tenedor del presente sean iguales a la suma que el tenedor hubiere recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America, provided, however, that if any action or proceeding in connection with this Promissory Note were brought to any courts in Mexico, this Promissory Note shall be deemed to be governed by the laws of Mexico.

Este Pagaré se regirá e interpretará de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de América; en el entendido, sin embargo, que si cualquier acción o procedimiento relacionado con este Pagaré se iniciare en los tribunales de México, este Pagaré se considerará regido por las leyes de México.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought in any New York State court or federal court sitting in New York City and any appellate courts thereof or in any competent court sitting in the City of Monterrey, State of Nuevo León, Mexico; the undersigned and the holder of this Note waive the jurisdiction of any other courts.

Cualquier acción o procedimiento que se derive o se relacione con este Pagaré podrá ser instituido en cualesquiera de los tribunales estatales o federales del Estado de Nueva York ubicados en la Ciudad de Nueva York y en los tribunales de apelación de los mismos o en cualquier tribunal competente localizado en la Ciudad de Monterrey, Estado de Nuevo León, México; renunciando la suscrita y el tenedor de este Pagaré a la jurisdicción de cualesquiera otros tribunales.

The Borrower hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	El Deudor en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

For purposes of Article 128 of the General Law of Negotiable Instruments and Credit Transactions of the Mexico, the term of presentment of this Promissory Note is hereby	Para los efectos del Artículo 128 de la Ley General de Títulos y Operaciones de Crédito de México, el plazo de presentación de este Pagaré se amplía irrevocablemente por un periodo de seis (6) meses

irrevocably extended for a period of six (6) months after the Final Maturity Date, provided that such extension shall not be deemed to prevent presentment of this Promissory Note prior to such date.	siguientes a la Fecha de Vencimiento Final, en el entendido que dicha extensión no impedirá la presentación de este Pagaré con anterioridad a dicha fecha.

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided, however, that in any action or proceeding brought in any court in Mexico, the Spanish version shall prevail.

El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá, en el entendido, sin embargo, que en cualquier procedimiento iniciado en México, prevalecerá la versión en español.

This Promissory Note consists of 6 pages evidencing one instrument.	Este Pagaré consta de 6 páginas que constituyen un solo instrumento.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note on the date mentioned below.	EN VIRTUD DE LO CUAL, el Deudor ha firmado este Pagaré en la fecha abajo mencionada.

Monterrey, Nuevo León, Mexico, on June [18], 2013.	Monterrey, Nuevo León, México, el [18] de junio de 2013.

The Borrower / El Deudor

Gruma, S.A.B. de C.V.

By / Por: [•]	By / Por: [•]
Title / Cargo: Attorney-in fact / Apoderado	Title / Cargo: Attorney-in fact / Apoderado
Address / Dirección:	Address / Dirección:
Río de la Plata No. 407 Oriente	Río de la Plata No. 407 Oriente
Colonia del Valle, C.P. 66220	Colonia del Valle, C.P. 66220
San Pedro Garza García, N.L.	San Pedro Garza García, N.L.
Mexico	Mexico

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

GRUMA, S.A.B. DE C.V.

This Compliance Certificate is delivered pursuant to Section 6.01(c) of the Loan Agreement, dated as of June 13, 2013, among GRUMA, S.A.B. de C.V. (the “Company”), as borrower, the several financial institutions from time to time party thereto (the “Banks”), and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent for the Banks (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein or in any of the attachments hereto shall have the meanings provided in the Loan Agreement.

The Company hereby certifies, represents and warrants that for the period (the “Computation Period”) commencing on                                   ,         , and ending on                                     ,         (such latter date being the “Computation Date”), no Default or Event of Default had occurred and was continuing. The Company hereby further certifies, represents and warrants that as of the Computation Date:

(a) The Interest Coverage Ratio was                       to                          , as computed on Attachment 1 hereto. The minimum Interest Coverage Ratio permitted pursuant to Section 7.09 of the Loan Agreement on the Computation Date was 2.50 to 1.00.

(b) The Maximum Leverage Ratio was                     to                       , as computed on Attachment 2 hereto. The Maximum Leverage Ratio permitted pursuant to Section 7.10 of the Loan Agreement on the Computation Date was          to         .

IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered on its behalf by its Responsible Officer on                                  ,              .

GRUMA, S.A.B. de C.V.

By:
Name:
Title:

Attachment 1

(to      /        /        Compliance Certificate)

INTEREST COVERAGE RATIO

On                          ,

(the “Computation Date”)

Interest Coverage Ratio:

1. Consolidated EBITDA for the Measurement Period ending on the Computation Date

(a) consolidated operating income (determined in accordance with IFRS)	US$

(b) the amount of depreciation and amortization expense for such period deducted in determining such consolidated operating income	US$

2. The sum of Item 1(a) and Item 1(b)	US$

3. Consolidated Interest Charges for the Measurement Period ending on the Computation Date

(a) all interest, premium payments, fees, charges and related expenses of the Company and its Consolidated Subsidiaries for the Measurement Period ending on the Computation Date in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with IFRS

US$

(b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital or financial leases that is treated as interest in accordance with IFRS	US$

4. The sum of Item 3(a) and Item 3(b)	US$

5. The ratio of Item 2 to Item 4	to

Attachment 2

(to       /       /        Compliance Certificate)

MAXIMUM LEVERAGE RATIO

on                  ,

(the “Computation Date”)

Maximum Leverage Ratio:

1. Total Funded Debt of the Company on the Computation Date	US$

2. Consolidated EBITDA for the Measurement Period ending on the Computation Date

(a) consolidated operating income (determined in accordance with IFRS)	US$

(b) the amount of depreciation and amortization expense for such period deducted in determining such consolidated operating income	US$

3. The sum of Item 2(a) and Item 2(b)	US$

4. Ratio of Item 1 to Item 3	to

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement, dated as of June 13, 2013, among GRUMA, S.A.B. de C.V. (the “Company”), as borrower, the several financial institutions from time to time party thereto (the “Banks”), and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent for the Banks (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein or in the annex hereto, capitalized terms used herein shall have the meanings provided in the Loan Agreement.

                                      (the “Assignor”) and                                        (the “Assignee”) hereby agree as follows:

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), a         % interest (the “Assigned Interest”) in and to the Loan(s) made by the Assignor outstanding on the Effective Date in the aggregate principal amount set forth in Annex 1 hereto, and the Assignor’s rights and obligations related to the Assigned Interest as a Bank under the Loan Agreement.

2.                                      The Assignor:

A.                                    makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of, and has not created any adverse claim upon, the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim;

B.                                    makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of the obligations under the Loan Agreement or any other Loan Document to which the Assignor is a party or any other instrument or document furnished pursuant hereto or thereto; and

C.                                    attaches the Note(s) held by it and requests that the Administrative Agent exchange such Note(s) for [a Note] [Notes] of the Company payable to the Assignee in the amount of the Assigned Interest [and for [a Note] [Notes] payable to the Assignor in the amount representing the remainder of the Loan(s)],(1) to reflect the

(1) [To be specified if the Assignor has retained any interest in the Loan(s) (e.g. the Assigned Interest is less than 100%).]

assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date (defined below)).

3.                                                                                  The Assignee:

A.                                  represents and warrants that it is an Eligible Assignee;

B.                                    confirms that it has received a copy of the Loan Agreement, together with a copy of the most recent financial statements of the Company delivered pursuant to Section 6.01 of the Loan Agreement and such other documents and information as it has reasonably deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

C.                                    agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto;

D.                                    appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Agreement and the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and

E.                                     agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which, by the terms of the Loan Agreement, are required to be performed by it as a Bank.

4.                                                                                  The effective date of this Assignment and Acceptance shall be                                   ,          (the “Effective Date”). Following the execution of his Assignment and Acceptance, the [Assignor] [Assignee] will deliver a copy of this Assignment and Acceptance, and any other documents required by Section 10.08(a) of the Loan Agreement, to the Administrative Agent and the Company for acceptance by the Administrative Agent and the Company, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent). The [Assignor] [Assignee] agrees to pay the processing fee payable pursuant to Section 10.08(a) of the Loan Agreement.

5.                                                                                  Upon such acceptance, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.                                                                                      From and after the Effective Date,

A.                                    the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Loan Documents and shall be bound by the provisions thereof; and

B.                                    [the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement, except for those rights that expressly survive assignment pursuant to Section 10.08(a) of the Loan Agreement.](2)

7.                                                                                      This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8.                                                                                      This Assignment and Acceptance may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

(2) [Only if the Assignor has not retained an interest in the Loan(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first written above by their respective duly authorized officers.

[name of Assignor]

By:
Name:
Title:

[name of Assignee]

By:
Name:
Title:

ACCEPTED THIS          day of                                   ,

by

GRUMA, S.A.B. de C.V.

By:
Name:
Title:

By:
Name:
Title:

and

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent

By:
Name:
Title:

Annex 1

to

Assignment and Acceptance

1. Borrower: GRUMA, S.A.B. de C.V.

2. Date of Loan Agreement: June 13, 2013

3. Assignor:

4. Assignee:

5. Date of Assignment and Acceptance:

6. Effective Date:

7. Amount Payable by the Assignee to the Assignor on the Effective Date:

8. Assignee’s Share:

(a)                                 Assigned Amount:

(b)                                 Assignee’s Pro Rata Share:

[9.                                  Fee:]

10.                               Payment Instructions:

Assignor:

Assignee:

11.                               Assignee’s Notice

Instructions:

12.                               Other Information:

EXHIBIT E

(LETTERHEAD OF GRUMA)

June     , 2013

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

“RABOBANK NEDERLAND,” NEW YORK BRANCH

(on behalf of itself, in its capacity as Administrative Agent, and for and on behalf of the Banks party to the Loan Agreement referred to below)

Ladies and Gentlemen:

I have acted as in-house Counsel to Gruma, S.A.B. de C.V. (the “Company”) in connection with the Loan Agreement dated as of June 13, 2013 (the “Loan Agreement”) executed, among others, by and between the Company, as borrower, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent for the Banks (the “Administrative Agent”), and the various financial institutions as are, or may from time to time become, parties thereto (the “Banks”).

This opinion is furnished to you pursuant to Section 4.01(h)(i) of the Loan Agreement. Except as otherwise specified herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Loan Agreement.

I am licensed to practice law in the United Mexican States (“Mexico”) and I express no opinion as to any laws other than the laws of Mexico as of the date hereof (and as of the date of execution by the Company of the Loan Documents). In particular, I have made no independent investigation of the laws of the United States of America or any jurisdiction thereof as a basis for the opinions stated herein and do not express or imply any opinion on, or based upon the criteria or standards provided for in, such laws. I shall have no continuing commitment to inform you of any changes in Mexican law or facts subsequent to the date hereof, or of facts which I become aware after the date hereof.

In rendering the opinions expressed below, I have examined originals or copies, certified to my satisfaction, of the (i) Loan Agreement, (ii) the Notes dated as of, and delivered on, the date hereof, (iii) the Fee Letter, (iv) the by-laws (estatutos sociales) of the Company and all amendments thereto to date, and (v) corporate records, agreements and other instruments, certificates of public officials, corporate resolutions, certificates and other documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certifications by officers of the Company and other appropriate persons.

In my examination of the documents referred to above, I have assumed the authenticity of all such documents submitted to me as originals, the genuineness of signatures on originals (except for the signature of any officer of the Company), the due authority of the parties executing such documents (other than the Company or any person executing such a document on behalf of the Company), the genuineness of all signatures, stamps and seals (other than the signatures, stamps and seals by, in the name of, or on behalf of the Company) and the conformity of all copies submitted to me to their originals or certified copies thereof.

I also have assumed that the Loan Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and constitutes the legal, valid, binding and enforceable obligations of such parties, in accordance with its terms under the laws of the State of New York.

Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

(i)            The Company is a corporation duly organized as a sociedad anónima bursátil de capital variable and is validly existing under the laws of Mexico, with full power and authority (corporate and other) pursuant to its current by-laws (estatutos sociales) and under the laws of Mexico, to execute, deliver and perform its obligations under the Loan Agreement and the Notes, and is properly qualified and entitled to carry on its business.

(ii)           The Loan Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

(iii)          The Notes may be enforced through summary proceedings as a título de crédito pursuant to the Mexican Law of Credit Instruments and Operations (Ley General de Títulos y Operaciones de Crédito).

(iv)          All necessary actions under the laws of Mexico have been duly taken by or on behalf of the Company for the authorization, execution, delivery and performance by the Company of the Loan Agreement and the Notes. No authorizations, filings, registrations, consents or approvals (including, without limitation, foreign exchange control approvals) are required from any Governmental Authority in

Mexico in connection with the execution, delivery or performance of the Loan Agreement or the Notes.

(v)           As of the date hereof (and as of the date of execution by the Company of the Loan Documents), there is no tax, deduction, withholding, or impost imposed by Mexico or any political subdivision thereof either (i) on or by virtue of the execution or delivery of the Loan Agreement or the Notes, or (ii) on any payment to be made by the Company to the Administrative Agent or the Banks pursuant to the Loan Agreement, the Notes, or the Fee Letter except for withholding taxes on interest payments and fees deemed to be interest made to the Administrative Agent and the Banks as provided in the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and the conventions for the avoidance of double taxation with respect to taxes on income executed by and in effect in Mexico.

(vi)          The execution and delivery of the Loan Agreement and the Notes by the Company and the performance of the Company’s obligation thereunder, and the consummation of the transactions contemplated in the Loan Agreement and the Notes, do not and will not conflict with or constitute a breach of, or result in a default or the creation of any lien, under (i) the constituent documents and bylaws of the Company; (ii) any agreement or instrument to which the Company is a party or by which it or any of its properties is bound; (iii) any judgment or order of any governmental body, agency or court in Mexico or in any other applicable jurisdictions applicable to the Company or any of its properties; or (iv) any decree, law, treaty, convention, rule or regulation applicable to the Company or any of its properties.

(vii)         Except as disclosed in Schedules 5.05 and 5.09 of the Loan Agreement, as of the date hereof there is neither pending nor threatened, any action, suit or proceeding against the Company or any of its Material Subsidiaries or the property of the Company or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which a decision against the Company or such Material Subsidiary could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of the Loan Agreement or the Notes.

(viii)        It is not necessary (a) to ensure the legality, validity, enforceability or admissibility into evidence of the Loan Agreement or the Notes or (b) to enable the Administrative Agent or the Banks to enforce their respective rights under the Loan Agreement or the Notes, that any document be filed, recorded or enrolled with any Governmental Authority in Mexico or that any stamp, registration or similar tax be paid on or in respect thereof.

(ix)          Under the laws of Mexico neither the Company nor any of its properties have any immunity from jurisdiction of any court or set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise).

(x)           The provisions in the Loan Documents as to (a) the submission to jurisdiction to any New York state or Federal court sitting in New York City and any appellate court thereof (each, a “New York Court”), and (b) the choice of the law of the State of New York as the governing law, are valid and binding and enforceable under the laws of Mexico.

(xi)          In the event a final judgment of any New York Court for the payment of money were rendered against the Company under either the Loan Agreement, the Notes, or the Fee Letter, it would be recognized and enforced by the courts of Mexico without further review on the merits, pursuant to Articles 569 and 571 of the Mexican Federal Code of Civil Procedures (Código Federal de Procedimientos Civiles) and Article 1347A of the Mexican Commerce Code (Código de Comercio), which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(a)                                 such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Loan Agreement, the Notes, or the Fee Letter, as the case may be;

(b)                                 the judge or court rendering the judgment was competent to hear and judge on the subject matter of the case in accordance with accepted principles of international law that are compatible with Mexican law;

(c)                                  such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action;

(d)                                 service of process is made personally on the Company or on the appropriate process agent (a court of Mexico would consider service of process upon the duly appointed agent of the Company by means of a notarial instrument complying with Mexican law to be personal service of process meeting procedural requirements of Mexico; service of process by mail is not considered personal service under Mexican law);

(e)                                  such judgment does not contravene Mexican law, public policy of Mexico, or international treaties or agreements binding upon Mexico;

(f)                                   the applicable procedural requirements under the laws of Mexico and applicable international treaties with respect to the enforcement of foreign judgments (including the issuance of letters rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), are complied with;

(g)                                  such judgment is final in the jurisdiction where obtained;

(h)                                 the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties that is pending before a Mexican court; and

(i)                                     the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction.

(xii)         In any proceeding taken in Mexico for the enforcement of the provisions of the Loan Agreement, the Notes or the Fee Letter, the choice of the laws of the State of New York as the governing law thereof, to the extent specified therein, will be recognized and enforced.

(xiii)        It is not necessary under the laws of Mexico, in order to enable the Administrative Agent or a Bank to enforce its rights under the Loan Agreement, the Notes, or the Fee Letter, that it be resident, domiciled, licensed, authorized, qualified or otherwise entitled to carry on business in Mexico.

(xiv)        The obligations of the Company under the Loan Agreement and the Notes constitute direct and unconditional obligations of the Company, and rank and will rank at least pari passu in priority of payment with all other unsecured and unsubordinated obligations (contingent or otherwise) of the Company, except for those whose claims are preferred under concurso mercantil, insolvency, liquidation, reorganization moratorium or other laws of general application relating to or affecting the rights of creditors (including claims for taxes unpaid, wages, social security, housing fund and worker’s retirement quotas).

(xv)         The execution by the Company of the Loan Documents constitutes, and the exercise by the Company of its rights and the performance by the Company of its obligations thereunder constitute, private and commercial acts done and performed for private and commercial purposes.

(xvi)        The Company has not taken any corporate action nor have any other steps been taken or legal proceedings been started or to the best of my knowledge threatened against the Company for its winding-up, dissolution or reorganization or for the appointment of a receiver, trustee or similar officer of it or any or all of its assets or revenues.

(xvii)       The Company is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of the assets of the Company to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

This opinion is subject to the following qualifications:

a)                                     Covenants of the Company which purport to bind it on matters reserved by law to shareholders, or which require for their compliance to bind shareholders to vote or refrain from voting or require Company to vote or refrain from voting in any of its Material Subsidiaries, are not enforceable under Mexican law through specific performance.

b)                                     Under Mexican law, claims for taxes unpaid, wages, social security, housing funds and workers’ retirement quotas shall have preference over the claims of the Banks or the Administrative Agent under the Loan Documents.

c)                                      The enforceability of the obligations of the Company under the Loan Documents may be affected by statutory priorities and/or other limitations established by applicable tax, labor, liquidation, bankruptcy, insolvency, fraudulent conveyance, reorganization, concurso mercantil, moratorium and other similar laws relating to or affecting creditor’s rights generally, including, without limitation the provisions contained in Article 87 of the Commercial Bankruptcy Law of Mexico (Ley de Concursos Mercantiles).

d)                                     Provisions of the Loan Documents granting discretionary authority to the Banks or the Administrative Agent cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirements from a competent authority to produce satisfactory evidence as to the basis of any determination. In addition, under Mexican law, the Company will have the right to contest in any court any such discretionary determination purporting to be conclusive and binding.

e)                                      The Notes bear the legend “no-negociable” thus the Notes may not be transferred through endorsement and defenses opposable against the original holder of the Note, including those defenses that may arise from any Loan Document, would be maintained against any subsequent holder of such Note.

f)                                       Taking of possession, entry, removal, sale, transfer or other disposition of property in Mexico, or similar action with respect to property in Mexico, may not be made in Mexico without intervention of a judicial or administrative Mexican authority in which due process is complied with.

g)                                      Procedural rights cannot be validly waived under Mexican law. Any waiver by the Company under the Loan Documents of its right to defend against claims for payment or to any other rights to defend, object to the laying of venue or to claim a trial or otherwise, may not be valid under Mexican law.

h)                                     Covenants and other agreements to perform an act other than payment of money, and covenants and other agreements not to perform an act are not specifically enforceable in Mexico, although any breach thereof may give rise to an action for money damages and losses (daños y perjuicios), and may result in the acceleration of amounts due under the Loan Documents.

i)                                         In any proceedings brought in the courts of Mexico for the enforcement of the Loan Documents or any judgment related thereto obtained in a foreign jurisdiction against the Company, a Mexican court would apply Mexican procedural law.

j)                                        It should be noted that service of process by mail does not constitute personal service under Mexican law and since such service is considered to be a basic procedural requirement under such law, if for the purpose of proceedings outside Mexico service of process is made by mail or in any manner that does not constitute personal service or that does not guarantee due process of law and the rights of the defendant to be heard and of controverting, by proof, the facts which bear on the question of right in the matter involved, the final judgment issued in connection with such proceedings may not be enforced in the courts of Mexico.

k)                                     Claims may become barred under statutes of limitation (prescripción) or may become subject to defenses or set-off or counterclaim; waivers to applicable Mexican statutes of limitations and other provisions of Mexican law considered to be of “public policy” are not valid, binding or enforceable under Mexican law.

l)                                         The right of set-off set forth in Section 10.10 of the Loan Agreement may only be exercised (i) with respect to amounts ascertained and payable, and (ii) provided there is an existing relationship between the relevant Bank and the Company.

m)                                In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter by based upon the translated documents.

n)                                     Although the Company’s obligations to pay in Dollars outside of Mexico are valid, it should be noted that pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria), in the event that proceedings are brought before a Mexican court seeking performance in Mexico of the Company’s payment obligations under the Loan Documents, Mexican courts might render a judgment in Mexican currency or, if such judgment is rendered in foreign currency but payable in Mexico, such judgment may be discharged in Pesos, at the exchange rate published by the Mexican Central Bank (Banco de México) at the Official Federation Gazette (Diario Oficial de la Federación) on the date such payment is made. Provisions purporting to limit the ability of the Company to discharge its obligations as described above, or purporting to give the Banks and/or the Administrative Agent an additional course of action seeking indemnity or compensation for possible deficiencies arising or resulting from variations in rates of exchange, may not be enforceable in Mexico; therefore, I express no opinion as to the validity or enforceability of Section 10.17 of the Loan Agreement with respect to the obligation of the Company to indemnify the Administrative Agent and the Banks for any loss suffered as a result of any payment made by the Company in currencies other than Dollars.

o)            In an event of concurso mercantil of the Company, unsecured obligations in foreign currency must be converted into Mexican currency and then converted into Unidades de Inversión (UDIS or inflation indexed units), at the official exchange rate and values applicable on the date of the respective court’s judgment.

p)            Any provision in the Loan Documents to the effect that the invalidity or illegality of any part thereof will not invalidate the remaining obligations thereunder may be unenforceable in Mexico to the extent that such invalid or illegal provision constitutes an essential element of the corresponding Loan Document.

q)                                     Collection of interest on interest is not enforceable under Mexican law.

r)                                        Enforcement of indemnity provisions set forth in any of the Loan Documents may be limited by public policy under Mexican law.

s)                                       No opinion is expressed with regard to any matters or documents other than those specifically mentioned herein.

The opinions expressed herein are being provided to you by me in my capacity as General Counsel to the Company and are solely for your benefit in connection with the Loan Agreement and the Notes. Only you and the Banks (and your and their respective successors and assignees) may rely on this opinion. This opinion may not be for any other purpose quoted, circulated, filed or referred to in any public document or relied upon by you or the Banks for any other purpose or relied upon by or furnished to any other person, firm or corporation without my prior written consent.

Very truly yours,

By:
Name: Salvador Vargas Guajardo
Title: General Counsel

EXHIBIT F

(HEDGING POLICY)

International Corporate Policy	Code: PDGIN04
Title	Substitutes:	Edition:
Risk Management	-	001
	Validity Date:
	September 1st, 2009

Objective

The Company recognizes that there are certain inherent risks to its business operations. The Company will therefore establish guidelines that, to the extent practicable, allow Gruma to efficiently manage the risks to which it is exposed.

Scope

This policy is applicable to all of Gruma’s business divisions.

Issuing Area

Risk Management Committee

Contents

I.       Policy

II.     Definitions

III.    Guidelines

Appendix

Authorization:

/s/ Juan A. Quiroga García	/s/ Ing. Raúl A. Peláez Cano	/s/ Lic. Salvader Vargas Guajardo
Juan A. Quiroga García	Ing. Raúl A. Peláez Cano	Lic. Salvader Vargas Guajardo
Chief Corporate Officer	Chief Financial and Strategic	Chief Legal Officer
Planning Officer

/s/ Ing. Leonel Garza Ramirez		/s/ Ing. Homero Huerta M.
Ing. Leonel Garza Ramirez		Ing. Homero Huerta M.
Chief Procurement Officer		Chief Administrative Officer

 2009 Risk Management Committee©

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I.       Policy

Establish a Risk Management Process which will allow Gruma to identify, and to the extent practicable, to anticipate and/or mitigate events that could prevent or jeopardize the realization of its strategic, financial and operational objectives.

II.     Definitions

Risk

The possibility that an event, either internal or external, could adversely affect the organization’s ability to execute its strategies and prevent the achievement of its objectives.

Risk Management

A logical and systematic method of identifying, analyzing, evaluating, treating and monitoring the risks associated with the organization’s business activities, thereby allowing the organization to minimize losses and maximize opportunities. Risk management involves both identifying opportunities and avoiding or mitigating losses.

Environmental Risks

Risks that arise as a result of external situations and can affect the viability of the company’s business model.

Financial Risks

Risks associated with market and economic variable, including interest rates, financial instruments, commodities, and foreign exchange rates.

Operational Risks

Risks that result from the day-to-day operations of the company.

Strategic Risks

Risks that arise from the implementation of the corporate strategy and might jeopardize the achievement of its long-term objectives, including but not limited to political risks.

Risk Tolerance

The level of risk considered acceptable to the organization, taking into account the achievement of its objectives.

RMC

The Risk Management Committee, which includes the following members:

a.      Chief Corporate Officer

b.      Chief Financial and Strategic Planning Officer

c.      Chief Legal Officer

d.      Chief Administrative Officer

e.      Chief Procurement Officer

f.      Chief Technology Officer

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II.                         Definitions, continuation

DRMC

Each DRMC will include the following members:

a.                 Divisional Directors Team

b.                 Corporate Director in charge of the specified area of business

III.                    Guidelines

•                  Gruma will adopt a risk management methodology which will allow it to identify risks, measure and quantify its level of exposure to such risks, and evaluate the appropriate strategies designed to mitigate the risks. The objective is to achieve the best combination of risk and performance. The divisional risk management committees will be responsible for the implementation of the risk management methodology within each division, as described in the appendix.

•                  The following categories will be established within the overall Risk Management structure:

a.                Environmental Risks: Risks associated with competition, customer needs, guarantee of supply, technological innovation, legal environment and financial markets.

b.                Operational Risks: Risks associated with day-to-day operations, including:

•                  Management style (leadership, performance incentives, and communications).

•                 Corporate governance (organizational culture, ethical behavior).

•                 Image (investor’s relationship, image qualification).

•                 Integrity (management fraud, employee fraud).

•                 Information Technologies (integrity, access, availability).

•                 Operation (client satisfaction, efficiency, capacity, care and environmental sustainability).

c.               Financial Risk: Risks associated with market and economic variable, including interest rates, financial instruments, commodities prices, and foreign exchange rates.

d.              Strategic Risks: Risks associated with the proper execution of the corporate strategy and might jeopardize the achievement of its long term objectives, including but not limited to:

•                  Entry to new products and/or markets

•                  Resource Allocation

•                  Merge and Acquisition transactions

•                  Reliability of information related to strategy design and execution

•                  Political

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III.                              Guidelines, continuation

•                  Gruma’s Board of Directors will supervise the application of the Risk Management Policy throughout the Organization. The Board will review and authorize the risk management policy. The Board must monitor the execution of appropriate risk-mitigation actions such that the most significant risks to the company are properly reviewed and analyzed by the Audit Committee.

•                  The Gruma CEO may designate and/or substitute RMC members.

•                  The RMC monitors all the risks which have the potential to hinder the organization’s strategic business objectives. The Committee will use the risk management methodology and take the necessary actions to ensure the fulfillment of the organization’s objectives. In order to carry out its responsibilities, the RMC has the following functions:

a.     Propose objectives, policies and procedures for risk management.

b.              Verify that the general objectives of the organization are widely known since they are the basis for any risk management policy

c.               Authorize risks tolerance by division, business area and type of risk.

d.              Report to the Audit Committee, at a minimum on a quarterly basis, regarding:

•                  The assumed risk exposure and the negative impact to the company, consolidated, by division, by unit of business / area and by type of risk.

•                  The behavior of the tolerance to the established risks, bearing in mind the result of the audits and evaluations relative to the procedures of risk management.

e.               Authorize and implement institutional strategies to control and / or minimize the diverse risks facing the organization This task includes, for example, the authorization of interest rate hedging and other financial transactions.

f.                The RMC is responsible for ensuring that all Gruma’s different DRMC are verifying that the risks the company faces in its operations are being identified, evaluated and monitored. The RMC should promote the integration of its risk management activities with the organization’s broader strategic planning process and make sure that the necessary mitigating elements are considered in the Divisional annual budget process. This monitoring activity should be performed through the year.

g.               The RMC shall act by a vote of a super majority of its members equal to five out of six of its members. In the absence of agreement by five out of six of the members of the RMC in respect of any matter, the CEO shall decide such matter and such decision by the CEO shall be bind over.

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III.          Guidelines, continuation

h.                Upon request by the RMC, each Divisional and functional areas will provide all risk strategies to RMC. The RMC will consolidate all risk strategies in the official budget presentations to the Board of Directors and Audit Committee.

•                  Each DRMC is responsible for identifing, evaluating and monitoring the risks the company faces in its operations, such as environmental risks, operational risks, financial risks and strategic risks. The DRMC should promote the integration of its risk management activities with the organization’s broader strategic planning process and make sure that the necessary mitigating elements are considered in the Divisional annual budget process. Each Divisional Risk Management Committee will be lead by the most senior employee responsible for each division. As necessary, each Committee will be able to seek input from the individuals in charge of risk evaluation, that is, each DRMC must determine the risk tolerance for its division and submit it to the RMC approval.

•                  The DRMC will designate the person(s) responsible(s) to apply the risk management methodology. In other words, the person(s) who must identify, document, evaluate, and monitor the relevant risks, as well as of determining the related risk tolerance, which will be then presented for approval by the respective Committee.

•                  Internal Audit Department must conduct an objective evaluation of the integral risk management process through periodic reviews. Such periodic reviews should involve observing, evaluating and recommending actions designed to improve the decision-making process, which should be informed through the institutional communication channels to the corresponding RMC and DRMC.

•                  Mitigation Risk Instruments. The following Mitigation Risk Instruments are permissible:

•                            Financial Derivative Instruments and Hedging Instruments

i.           With respect to the use of derivatives, the use of derivative financial instruments and hedging instruments for speculative purposes or with the aim of obtaining profits based on changing market values is prohibited under all circumstances. Any derivative financial contracts entered into by the organization must be associated with a hedged item that is relevant to business activities, such as the purchase of inventories, heating oil, packaging material, fuel consumption (commodities), interest payments with a determined rate, foreign currency payments at a given exchange rate. The notional amounts cannot be higher than 100% of the operational needs of the hedge item, in a period not longer of 18 months.

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III.                              Guidelines, continuation

•                       Mitigation Risk Instruments. The following Mitigation Risk Instruments are permissible:

•                            Financial Derivative Instruments, continuation

ii.                               Only the derivative financial instruments hedging alternatives presented by financial institutions, which are recognized on the financial ambit as honest an professionals, should be analyzed.

iii.                            The purchase of derivative financial instruments for hedging purposes is only allowed if such derivatives are used with the objective of mitigating any or several of the financial risks generated by a transaction or a group of transactions associated with a hedged item, such as those which are used to mitigate market risks.

iv.                           To the extent practicable, derivative financial instruments should not be contracted with financial institutions that require margin calls.

v.                              All contracts for the purchase of derivative financial instruments must have the approval of Gruma’s Chief Legal Officer.

vi.                           The derivative instruments must be used within the limits established by the Risk Management Committee. The use of derivatives must be evaluated in conjunction with the additional risks posed by their use, including credit risks, liquidity risks and legal risks. Derivatives must only be used when the proposed result outweighs the risks associated with their use.

vii.                        The Mexican Financial Reporting Standards establish in the C-10 bulletin “Derivative Financial Instruments and of Hedging”, some documentary evidence conditions so that a financial instrument can be considered as hedging. For the purpose of this policy these conditions do not apply, it is only necessary to demonstrate that the intention of the financial instrument is not speculative or entered into with the and solely to obtain profits based on the changes of its market value.

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III.                              Guidelines, continuation

•        Mitigation Risk Instruments. The following Mitigation Risk Instruments are permissible:

•                  Other Hedging Instruments

Gruma will establish the necessary loss prevention programs for its business operations and human element (safety). Within this program the following can be used:

•                  Operative Coverage

a.                   Property Loss Prevention

b.                   Property All Risk

c.                    Malicious Product Tampering

d.                   Crime

e.                    Terrorism

•      Third Parties Coverage

f.                     General and Products Liability

g.                    Directors and Officers Liability

h.                   Automobile Liability

•                  Employee Benefits Coverage

i.                       Life insurance

j.                      Disability insurance

k.                   Medical insurance

•                  Any modification to the present policy requires the prior approval of the Board of Directors based on the Audit Committee’s recommendation.

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Appendix

Risk Management Methodology

The company establishes a risk management methodology based on the norm AS/NZ 4360 which presents the following 7 components:

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